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Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH

ALL OF THE OUTSTANDING SHARES OF COMMON STOCK

OF

NEXT LEVEL COMMUNICATIONS, INC.
NOT OWNED BY MOTOROLA, INC. OR ITS SUBSIDIARIES

AT

$1.04 NET PER SHARE

BY

MOTOROLA, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 25, 2003, WHICH DATE MAY BE EXTENDED.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "SHARES"), OF NEXT LEVEL COMMUNICATIONS, INC. ("NEXT LEVEL") WHICH, EXCLUDING THE SHARES BENEFICIALLY OWNED BY MOTOROLA, INC. ("MOTOROLA") AND CERTAIN OTHER PERSONS, AS SET FORTH IN THE "INTRODUCTION—MINIMUM TENDER CONDITION," WILL CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING SHARES AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER (THE "MINIMUM TENDER CONDITION"); AND (II) IF NOT WAIVED, MOTOROLA'S HAVING ACQUIRED, AS A RESULT OF THE OFFER, AT LEAST 90% OF THE ISSUED AND OUTSTANDING SHARES AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN THE TENDER OFFER—SECTION 10 ("CERTAIN CONDITIONS OF THE OFFER").

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

        Shareholders desiring to tender all or any portion of their Shares should do one of the following, as applicable: (1) complete and sign the enclosed Letter of Transmittal and enclose all the documents required by it and its instructions, including your Share certificates and any required signature guarantees, and mail or deliver them to the Depositary at the address listed on the back cover of this document; (2) follow the procedure for book-entry transfer of Shares set forth in The Tender Offer—Section 3 ("Procedure for Tendering Shares"); (3) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction for them. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender those Shares.

        A shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in The Tender Offer—Section 3("Procedure for Tendering Shares").

        Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

THE DEALER MANAGER FOR THE OFFER IS:

J.P. MORGAN SECURITIES INC.

The date of this Offer to Purchase is

January 27, 2003

SUMMARY TERM SHEET

        This summary highlights important and material information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the Offer described in this document and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the appendices to this Offer to Purchase, documents incorporated by reference or otherwise referred to herein and the Letter of Transmittal. Section and heading references are included to direct you to a more complete description of the topics contained in this summary.

  •
  Motorola, Inc. ("Motorola") is proposing to acquire all of the shares of common stock, par value $0.01 per share (the "Shares"), of Next Level Communications, Inc. ("Next Level") not owned by Motorola or its subsidiaries at a price of $1.04 per share subject to the terms and conditions set forth in this Offer to Purchase and the Letter of Transmittal (the "Offer"). See The Tender Offer—Section 1 ("Terms of the Offer") for a description of the terms of the Offer to Purchase.

  •
  Motorola and General Instrument Corporation ("General Instrument"), a subsidiary of Motorola, currently own approximately 74% of the outstanding Shares. In addition, Motorola owns (a) all of the preferred stock of Next Level, which is convertible into Shares, and (b) warrants to purchase Shares at various prices and exercisable over various periods. On a fully diluted basis, based on the offer price of $1.04 per share, Motorola would own approximately 82% of the Shares. For this purpose, fully diluted assumes conversion or exercise of all in-the-money preferred shares, options and currently exercisable warrants owned by all persons. Motorola beneficially owns 89.67% of the Shares using the calculation method required by Section 13(d) of the Securities Exchange Act of 1934, as amended, as disclosed in Motorola's Schedule 13D on file with the SEC.

  •
  The tender offer is conditioned on, among other things, (i) the valid and unwithdrawn tender of at least a majority of the Shares owned by persons other than Motorola and certain other persons as set forth in the "Introduction—Minimum Tender Condition" (the "Minimum Tender Condition"), and (ii) if not waived, Motorola's having as a result of the Offer, at least 90% of the issued and outstanding Shares (the "90% Condition"), in each case as of the date the Shares are accepted for payment pursuant to the Offer. The Minimum Tender Condition is not waivable. See The Tender Offer—Section 10 ("Certain Conditions of the Offer") for a description of certain other conditions to the Offer.

  •
  If the Offer is completed, Motorola will effect a merger (the "Merger") between Next Level and a wholly owned subsidiary of Motorola under the "short form" merger provisions of the Delaware General Corporation Law (the "DGCL"). Under Section 253 of the DGCL, Motorola may effect a "short form" merger without the affirmative vote of, or prior notice to Next Level's board of directors or shareholders if it owns at least 90% of the shares of each class of Next Level stock. Motorola will not consummate the Offer without satisfying the 90% Condition unless it intends to exercise promptly thereafter sufficient warrants and preferred stock conversion rights for Motorola to own 90% of all classes of stock. Even if Motorola waives the 90% Condition, Motorola has currently exercisable warrants and preferred stock conversion rights that, if exercised, are sufficient for Motorola to own 90% of the Shares following consummation of the Offer so long as the Minimum Tender Condition is satisfied. See The Tender Offer—Section 8 ("Merger and Appraisal Rights; 'Going Private' Rules")

  •
  This is a "going private" transaction. As a result of the Merger:

  •
  Motorola would own directly or indirectly all of the equity interests in Next Level;

  •
  Next Level's current shareholders would no longer have any interest in Next Level's future earnings or growth;

    •
    Next Level would no longer be a public company, and its financial statements will no longer be publicly available; and

    •
    Next Level common stock would no longer trade on the Nasdaq National Market.

  See Special Factors—Section 5 ("Certain Effects of the Offer and Merger") for more information on the effects of the Offer and Merger.

  •
  The tender offer has been commenced without obtaining the prior approval of Next Level's board of directors, and such approval is not required for the tender offer transaction. See Special Factors—Section 4 ("Purpose of the Offer; Motorola Plans for Next Level; Consideration of Alternatives"). The Next Level board of directors is required to advise Next Level shareholders of its position on the Offer within ten (10) business days of the date of this Offer to Purchase.

  •
  Shareholders who sell their Shares in the Offer will, if the Offer is completed, receive cash for their Shares sooner than shareholders who wait for the Merger, but shareholders who tender will not be entitled to a judicial appraisal of the fair value of their Shares under Delaware law. If the Offer is completed, any shareholders who do not tender their Shares may exercise such appraisal rights in accordance with Section 262 of the DGCL following notice of the Merger. See The Tender Offer—Section 8 ("Merger and Appraisal Rights; 'Going Private' Rules") and Schedule D for more information on appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

•
WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

  Motorola is offering to buy all of the Shares not currently owned by Motorola or its wholly owned subsidiaries. For information about the terms of the Offer, see The Tender Offer—Section 1 ("Terms of the Offer").

•
WHO IS OFFERING TO BUY MY SECURITIES?

  Motorola is offering to buy your securities as described in this document. See The Tender Offer—Section 7 ("Certain Information Concerning Motorola") for further information about Motorola.

•
HOW MUCH IS MOTOROLA OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

  Motorola is offering to pay $1.04 in cash for each share of Common Stock of Next Level. See The Tender Offer—Section 1 ("Terms of the Offer") for information about the terms of the Offer.

•
DOES MOTOROLA HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

  Yes. Motorola has the financial resources to pay the Offer price with cash on hand. Motorola will assure that any subsidiary used to consummate the Merger will have the financial capability to do so. The Offer is not conditioned on Motorola's obtaining any financing. See The Tender Offer—Section 9 ("Source and Amount of Funds") for more information about how Motorola will finance the Offer.

•
WHY IS MOTOROLA MAKING THIS OFFER?

  Next Level Difficulties. Next Level has faced financial difficulties as a result of declining revenues and high operating costs relative to revenues. Large wireline carriers have greatly reduced their capital expenditures for new product offerings, such as Next Level's VDSL solution. These financial difficulties have hindered Next Level's ability to grow its existing business and attract new customers, certain of which have expressed concern about Next Level's long-term viability. Some of Next Level's customers have sought assurance of Next Level's financial viability from Motorola prior to investing capital resources in deployment of Next Level's product offerings. Motorola believes that in this environment Next Level cannot achieve sufficient scale to support its operations profitably. While Next Level can seek additional outside funding to support its immediate cash requirements, outside financing has not been available on acceptable terms and Motorola has no reason to believe that this will change in the current financial market.

  Motorola's Solution. Since 2000, Motorola has provided significant financial and other support to help Next Level continue its operations, attract customers and maintain its listing on the Nasdaq National Market. Continuing to provide interim support to Next Level is no longer desirable to Motorola and, in Motorola's view, will not sufficiently address Next Level's ongoing liquidity and scale issues. Motorola believes that Next Level can operate more efficiently and effectively if reintegrated with Motorola's broadband operations. Reintegrating the Next Level subsidiary into Motorola is expected to improve the financial strength and performance of Next Level's operations in three principal ways: (1) provide a sound financial base and additional resources to continue to deploy Next Level's broadband access solutions; (2) make available to Next Level's operations best-in-class manufacturing, engineering/product development methods and supply chain efficiencies; and (3) avoid the costs and management time associated with reassuring customers and suppliers of Next Level's financial viability, seeking third party financing, and remaining publicly traded and listed on Nasdaq National Market. See Special Factors—Sections 3 ("Background of the Tender Offer") and 4 ("Purpose of the Offer; Motorola Plans for Next Level; Consideration of Alternatives").

v

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WHAT ARE MOTOROLA'S PLANS WITH RESPECT TO NEXT LEVEL'S EMPLOYEES?

  Motorola believes that Next Level's key employees are important to the success of Next Level's business and operations. Motorola plans to provide incentives to key Next Level employees to remain following completion of the Offer and the Merger. At this time, Motorola has not finalized any particular incentive plans, but Motorola intends to work with Next Level's management to minimize disruption to the Next Level team.

•
HAS THIS OFFER BEEN APPROVED BY THE NEXT LEVEL BOARD OF DIRECTORS?

  This Offer is made without obtaining the prior approval of the Next Level board of directors and is not conditioned on the receipt of Next Level board approval. The Next Level board of directors is required to advise Next Level shareholders of a board position within ten (10) business days of this Offer to Purchase. However, the approval of Next Level's board of directors is not required for shareholders to tender their shares or for Motorola to consummate the Offer. See Special Factors—Section 11 ("Other Next Level Information or Projections").

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WHY ISN'T MOTOROLA SEEKING APPROVAL OF ITS OFFER FROM NEXT LEVEL'S BOARD OF DIRECTORS?

  Motorola believes that making a tender offer directly to Next Level shareholders will be significantly faster than making a proposal for consideration by Next Level's board of directors and negotiating a merger agreement with the directors. Given Next Level's near-term liquidity needs, an expedited process will result in more prompt payment of the purchase price to Next Level shareholders and more immediate benefit for Next Level's business, its customers and employees. Motorola believes that the Next Level shareholders are sophisticated investors capable of evaluating the fairness of the Offer.

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HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE INITIAL OFFERING PERIOD?

  You may tender your Shares until Tuesday, February 25, 2003, which is the scheduled expiration date of the offering period, unless Motorola decides to extend the offering period or provide a subsequent offering period. See The Tender Offer—Section 3 ("Procedure for Tendering Shares") for information about tendering your shares.

•
CAN THE OFFER BE EXTENDED, AND HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  Yes, Motorola may elect to extend the Offer. It can do so by issuing a press release no later than 9:00 A.M., New York City time, on the business day following the scheduled expiration date of the Offer, stating the extended expiration date and the approximate number of Shares tendered to date. See The Tender Offer—Section 1 ("Terms of the Offer") for information about extension of the Offer.

•
WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

  Following the satisfaction or waiver of all the conditions to the Offer and the acceptance of and payment for all the Shares tendered during the offering period, Motorola may elect to provide a subsequent offering period of at least three (3) business days, during which time shareholders whose Shares have not been accepted for payment may tender, but not withdraw, their Shares and receive the Offer consideration. Motorola is not permitted under the federal securities laws to provide a subsequent offering period of more than twenty (20) business days. See The Tender Offer—Sections 1 ("Terms of the Offer") and 4 ("Rights of Withdrawal") for more information concerning any subsequent offering period.

•
WHAT ARE THE CONDITIONS OF THE OFFER?

  The Offer is conditioned upon, among other things, (i) satisfaction of the Minimum Tender Condition, which requires there being validly tendered and not withdrawn a majority of the Shares, excluding Shares owned by Motorola and certain other persons as set forth in "Introduction—Minimum Tender Condition" and (ii) unless waived, satisfaction of the 90% Condition, which requires Motorola to have acquired, as a result of the Offer, 90% of the issued and outstanding Shares. The Minimum Tender Condition cannot be waived. For a complete description of all of the conditions to which the Offer is subject, see The Tender Offer—Section 10 ("Certain Conditions of the Offer").

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HOW DO I TENDER MY SHARES?

  If you hold the certificates for your Shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates and any required signature guarantees, and send them to the Depositary at the address listed on the back cover of this document. You may also tender your Shares by following the procedures for book-entry transfer of Shares, or by having a broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If your broker holds your Shares for you in "street name," you must instruct your broker to tender your shares on your behalf. If you cannot comply with any of these procedures, you still may be able to tender your Shares by using the guaranteed delivery procedures described in this document. In any case, the Depositary must receive all required documents prior to the expiration date of the Offer which is 5:00 p.m., Tuesday, February 25, 2003, unless extended. See The Tender Offer—Section 3 ("Procedure for Tendering Shares") for more information on the procedures for tendering your Shares.

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UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  The tender of your Shares may be withdrawn at any time prior to the expiration date of the Offer. There will be no withdrawal rights during any subsequent offering period. See The Tender Offer—Section 4 ("Rights of Withdrawal") for more information.

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HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  You (or your broker if your shares are held in "street name") must notify the Depositary at the address and telephone number listed on the back cover of this document, and the notice must include the name of the shareholder that tendered the Shares, the number of Shares to be withdrawn and the name in which the tendered Shares are registered. For complete information about the procedures for withdrawing your previously tendered Shares, see The Tender Offer—Section 4 ("Rights of Withdrawal").

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IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  If you do not tender your shares, the Offer might not be consummated because Motorola may not be able to satisfy either the Minimum Tender Condition, or, if not waived, the 90% Condition. If the Minimum Tender Condition is not satisfied, Motorola will not acquire any Shares through this Offer. If the Offer is not consummated, you will remain a shareholder of Next Level. If you do not tender your Shares and Motorola consummates the Offer, Motorola will effect the Merger without the vote or approval of Next Level's board of directors or shareholders, and your Shares will be subject to the Merger. See "If Motorola Consummates the Tender Offer, What Are Its Plans With Respect to the Shares that Are Not Tendered in the Offer?" which immediately follows.

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IF MOTOROLA CONSUMMATES THE TENDER OFFER, WHAT ARE ITS PLANS WITH RESPECT TO THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

  If Motorola consummates the Offer, Motorola will effect the Merger between Next Level and a wholly owned subsidiary of Motorola. As a result of the Merger, any remaining shareholders of Next Level will receive an amount of cash per Share equal to the amount included in this Offer, subject to any shareholder's right to demand an appraisal of his or her Shares pursuant to Delaware law. See Special Factors—Section 4 ("Purpose of the Offer, Motorola Plans for Next Level; Consideration of Alternatives"), and The Tender Offer—Section 8 ("Merger and Appraisal Rights; 'Going Private' Rules").

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WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  On January 10, 2003, the last full trading day prior to the public announcement of the Offer, the reported closing price on the Nasdaq National Market was $0.91 per Share. For the ninety (90), twenty (20) and five (5) trading days ending on January 10, 2003, the average closing prices were $0.81, $0.85 and $0.88 per Share, respectively. The $1.04 per Share price represents a 14.4% premium over the January 10, 2003 closing price and premiums of 28.6%, 22.6% and 17.7% over the 90, 20 and 5 trading days ending on January 10, 2003, respectively. You should obtain a recent market quotation for Shares of the Common Stock of Next Level in deciding whether to tender your Shares. See The Tender Offer—Section 5 ("Price Range of Shares; Dividends") for recent high and low sales prices for the Shares.

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WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

  If you have questions or you need assistance you should contact the Information Agent at the following address and telephone number:

    Georgeson Shareholder Communications Inc.
    17 State Street, 10th Floor
    New York, New York 10004
    Toll Free: 866-203-9357
    Banks and Brokers may call: 212-440-9800

SCHEDULE B SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	B-1
SCHEDULE C TERMS OF SPECIFIC AGREEMENTS	C-1
SCHEDULE D SECTION 262 OF DELAWARE GENERAL CORPORATION LAW	D-1
SCHEDULE E NEXT LEVEL PROJECTIONS	E-1

TO THE HOLDERS OF SHARES OF COMMON STOCK
OF
NEXT LEVEL COMMUNICATIONS, INC.

INTRODUCTION

        Motorola, Inc., a Delaware corporation ("Motorola"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Next Level Communications, Inc., a Delaware corporation ("Next Level") not owned by Motorola or its subsidiaries, at $1.04 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Motorola pursuant to the Offer. Motorola will pay all charges and expenses of J.P. Morgan Securities Inc. ("JPMorgan" or the "Dealer Manager"), Mellon Investor Services LLC (the "Depositary") and Georgeson Shareholder Communications Inc. (the "Information Agent").

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES WHICH, EXCLUDING THE SHARES BENEFICIALLY OWNED BY MOTOROLA AND CERTAIN OTHER PERSONS AS SET FORTH IN "INTRODUCTION—MINIMUM TENDER CONDITION," WILL CONSTITUTE AT LEAST A MAJORITY OF THE REMAINING OUTSTANDING SHARES AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER AND (II) UNLESS WAIVED, MOTOROLA'S HAVING ACQUIRED, AS A RESULT OF THE OFFER, AT LEAST 90% OF THE ISSUED AND OUTSTANDING SHARES AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN THE TENDER OFFER—SECTION 10 ("CERTAIN CONDITIONS OF THE OFFER").

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Purpose Of The Offer; The Merger

        The purpose of the Offer is to acquire for cash as many outstanding Shares as necessary for Motorola to own at least 90% of the Shares as a first step in acquiring the entire equity interest in Next Level. If Motorola waives the 90% Condition, Motorola believes that it has sufficient currently exercisable warrants and preferred stock conversion rights that would permit it, directly or indirectly through its subsidiaries, to acquire 90% of the Shares so long as the Minimum Tender Condition is satisfied. Motorola will not consummate the Offer following waiver of the 90% Condition unless it intends promptly thereafter to exercise warrants or preferred stock conversion rights sufficient for it to own 90% of the Shares and to consummate the Merger described below.

        Upon consummation of the Offer, and provided that Motorola then owns 90% of the outstanding Shares and all other classes of Next Level capital stock, Motorola will effect a merger between Next Level and a wholly owned subsidiary of Motorola pursuant to the "short form" merger provisions of Section 253 of the Delaware General Corporation Law ("DGCL") without prior notice to, or any action by, any other shareholder or the board of directors of Next Level (the "Merger"). This Merger will result in each then outstanding Share (other than Shares owned by Motorola or its subsidiaries, or Shares, if any, held by shareholders who are entitled to and who properly exercise dissenters' rights under Delaware law) being converted into the right to receive the same amount of cash consideration paid in the Offer. See The Tender Offer—Section 8 ("Merger and Appraisal Rights; 'Going Private' Rules").

Minimum Tender Condition

        The Offer is conditioned on, among other things, (1) the Minimum Tender Condition being satisfied, meaning that Next Level shareholders (other than (a) Motorola, its subsidiaries, affiliates, officers and directors, (b) the officers of Next Level, and (c) Eugene Delaney and Gray Benoist, who are members of Next Level's board of directors designated by Motorola (collectively, the "Excluded Shareholders")) have validly tendered and not withdrawn a majority of the outstanding Shares owned by them as of the date the Shares are accepted for payment pursuant to the Offer, and (2) if not waived, the 90% Condition being satisfied, meaning that Motorola has acquired as a result of the Offer, at least 90% of the issued and outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer. See The Tender Offer—Section 10 ("Certain Conditions of the Offer"). For purposes of the Minimum Tender Condition, the officers of Motorola and Next Level are those management personnel qualifying as "officers" of Motorola or Next Level, as applicable, within the meaning of Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        According to Next Level's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (the "Form 10-Q"), filed on November 14, 2002 with the Securities and Exchange Commission (the "SEC"), as of October 31, 2002, there were 86,692,161 Shares issued and outstanding. According to Next Level's Annual Report on Form 10-K for the year ended December 31, 2001 (the "Form 10-K"), there were, as of December 31, 2001, approximately 3,874,000 options exercisable at a weighted average exercise price of $0.94. In a presentation to Motorola in December 2002, Next Level implied that approximately 2,800,000 options were "in the money" at Next Level's then trading price of $0.76 per share (which Motorola understood to mean that such options had been issued during 2002 and would be in addition to the number of Shares subject to options disclosed in the Form 10-K). Thus, Motorola estimates that there could be up to approximately 6,674,000 Shares subject to issuance at $1.04 or less pursuant to Next Level's stock option and incentive plans. This number has not been verified with Next Level and may vary significantly from the actual number of Shares underlying stock options exercisable at $1.04 or less.

        Based on the foregoing, Motorola believes there are approximately 22,474,916 basic Shares outstanding and up to approximately 28,898,916 Shares outstanding on a fully diluted basis (treating as outstanding, options or share purchase rights subject to issuance at approximately $1.04 or less), excluding shares issued or issuable to the Excluded Shareholders. Accordingly, Motorola believes that the Minimum Tender Condition would be satisfied if at least approximately 14,449,459 Shares are validly tendered prior to the Expiration Date (as defined herein). As noted, Motorola has not verified this share capitalization information with Next Level, and the actual number of Shares necessary to satisfy the Minimum Tender Condition may vary significantly from the number reported in this Offer.

        Of those 14,449,459 Shares, approximately 2,900,000 Shares are held of record or beneficially owned by Kevin Kimberlin ("Kimberlin"), an affiliate of Spencer Trask Media and Communications Group ("Spencer Trask"). Although Spencer Trask was the general partner of a predecessor entity to Next Level, neither Kimberlin nor Spencer Trask is currently affiliated with Motorola or General Instrument. Motorola has not discussed the Offer with Kimberlin and does not know if Kimberlin intends to tender any of his Shares.

SPECIAL FACTORS

1.    BACKGROUND OF MOTOROLA'S INVESTMENT IN NEXT LEVEL

        Next Level was originally formed as Next Level Communications, Inc., a California corporation, in 1994 ("Old Next Level"), and was acquired by and became a wholly owned subsidiary of General Instrument in September 1995. In 1998, Spencer Trask invested $10 million and Old Next Level was then reorganized as a limited partnership in which Spencer Trask held an 11% interest and General Instrument held an 89% interest.

        In 1999, General Instrument and Spencer Trask recapitalized Next Level, converted it from a limited partnership to a corporation and sold approximately 12% of the common stock of Next Level to the public in an initial public offering that was completed in November 1999. As described in Next Level's prospectus, the sale of stock to the public was intended, among other things, to increase Next Level's equity capital, create a public market for Next Level common stock and facilitate future access to public markets. At the time, Next Level stated its belief that, as a publicly traded company with greater access to the capital markets, it would be in a better position to increase sales to existing and new customers and maintain and extend its technology to offer new products and features.

        Immediately after Next Level's initial public offering, General Instrument held approximately 82% of Next Level's common stock, and Spencer Trask held approximately 7% of Next Level's common stock, as well as warrants to purchase an additional 8,480,102 shares of Next Level common stock at $10.38 per share. (Spencer Trask thereafter distributed its Shares to Kevin Kimberlin Partners, LP, and other Spencer Trask investors and affiliates of Kimberlin continue to hold approximately 3,900,000 warrants.)

        In the Fall of 1999, Motorola agreed to acquire General Instrument, and as a result of the acquisition in January 2000, Motorola became the indirect owner of all of the stock of Next Level owned by General Instrument. Following the acquisition, Motorola combined the business of General Instrument with other Motorola businesses to form Motorola's Broadband Communications Sector. See Schedule C for a summary of the Corporate and Intercompany Agreement, dated November 1999, by and between Next Level and General Instrument, pertaining to certain rights of General Instrument and its affiliates (including Motorola) in respect of the Shares.

2.    BACKGROUND OF MOTOROLA'S CONTINUED INVESTMENT IN AND SUPPORT OF NEXT LEVEL

        As reflected in the summary financial statements set forth in The Tender Offer—Section 6 ("Certain Information Concerning Next Level") and Next Level's financial statements referenced therein, Next Level has suffered operating losses since its initial public offering in 1999. During late 2000 and continuing to the present, Next Level has experienced significant liquidity needs amidst sharply declining revenues from Qwest Communications and other major wireline carriers, while maintaining high expenses relative to those revenues. These challenging conditions have resulted in losses per Share of $0.91 (or $0.73 excluding special items) and $2.45 (or $0.99 excluding special items) in 2000 and 2001, respectively, and losses per Share of $1.79 in the first nine (9) months of 2002. Because of slow sales and high expenses, Next Level has not been able to achieve appropriate economies of scale in its business and has faced declining gross operating margins, which were 22.6% in 2000, 13.0% in 2001 and 12.7% through the first nine (9) months of 2002, excluding inventory charges. See The Tender Offer—Section 6 ("Certain Information Concerning Next Level") and the Next Level financial statements referenced therein. Next Level has indicated that it will release its fourth quarter earnings on February 4, 2003.

        As a result of Next Level's liquidity problems, Next Level has repeatedly approached Motorola to seek financing for its operations. Each time it approached Motorola, Next Level provided a financial plan and projections of customer adoptions that assumed that the "next big win" in revenue growth was imminent and that Motorola's support was needed only on a transitional basis. As described below, Next Level has repeatedly revised its projections downward, but continues to maintain that substantial revenue growth will occur two to three quarters in the future. In Motorola's view, this dependence on projections of substantial revenue growth to occur in the future has exacerbated Next Level's liquidity problems and forestalled cost reduction programs necessary to give Next Level financial health and stability. Since December 2000, Motorola has provided approximately $177.3 million in debt and equity financing, guaranties of Next Level indebtedness which support approximately $30 million of current Next Level obligations, and other accommodations to Next Level in order to support Next Level's operations as a going concern and its continued listing on the Nasdaq National Market. Despite this substantial support, Next Level continues to require additional financing for its operations, and absent such further financing and support, Motorola believes that Next Level could be de-listed from the Nasdaq National Market or cease to be sustainable as a going concern. See Special Factors—Section 4 ("Purpose of the Offer; Motorola Plans for Next Level; Consideration of Alternatives").

        Next Level has also increasingly relied on Motorola and Motorola's backing to support customer relationships and convince prospective and existing suppliers and customers of Next Level's continued viability in light of the large capital commitment required to install and use Next Level's products. Senior Motorola executives have contacted Next Level customers from time to time at Next Level's request to support sales efforts. Furthermore, Motorola's extensive government relations network has introduced Next Level to key contacts in foreign markets and assisted Next Level's efforts to encourage the Federal Communications Commission ("FCC") to phase out the rules that require local U.S. phone companies to lease their networks to competitors, in some cases at artificially low rates. A phase out of these FCC rules could benefit Next Level's business because local U.S. phone companies have been reluctant to upgrade their systems, in part, as a result of the requirement that they lease their networks to competitors. Although the FCC is reviewing these rules, there can be no assurance that changes will be adopted, and, if so, whether they can be implemented in a timely manner or a way that is beneficial to Next Level's business.

        Set forth below is a brief summary of Motorola's principal financial support and other activities with Next Level since December 2000.

  •
  December 2000 and January 2001 $32.3 Million Tax Advances. Motorola advanced Next Level $15 million in December 2001 and $17.3 million in January 2001 pursuant to a Tax Sharing and Allocation Agreement (the "Tax Sharing and Allocation Agreement"). These advances represented the estimated net present value of the income tax benefits to Motorola from the inclusion of Next Level's operating losses on Motorola's consolidated tax return for the period from January 6, 2000 through May 17, 2000, when Next Level ceased being a consolidated subsidiary of Motorola for income tax purposes. If Motorola does not achieve the anticipated tax benefits from these operating losses by September 30, 2006, Next Level is obligated to repay the amount of any difference. In addition, Next Level must repay Motorola all or a portion of the tax advances made in the event of a debt or equity financing by a third party in excess of $25 million based on certain sharing ratios as set forth in the Tax Sharing and Allocation Agreement.

  •
  May 2001 $60 Million Loan. In May 2001, pursuant to a Credit Agreement (as amended from time to time, the "May 2001 Credit Agreement"), Motorola and Next Level agreed to a $60 million comprehensive financing package (the "May 2001 Loan") that, based on Next Level's projections, was intended to fund Next Level's operations through 2002, at which time Next Level expected to have positive cash flow. Notwithstanding that intent, Next Level drew the entire loan in May and June 2001. The loan originally was to mature on May 15, 2003, but in October 2002 Motorola agreed to extend the term until May 15, 2006. As collateral for the loans advanced under the May 2001 Credit Agreement, Next Level pledged substantially all of its personal property assets to Motorola, including without limitation its patents and patent applications.

  •
  July 2001 Amendment to Credit Agreement. In July 2001, Motorola and Next Level entered into Amendment No. 1 to the May 2001 Credit Agreement, which amended the net worth covenant to provide that Next Level would not be in violation of such covenant as a result of its write-down of approximately $75 million of inventory (which constituted part of the collateral for the May 2001 Loan). This amendment was necessary to avoid a default under the May 2001 Loan because Next Level had increased inventories and purchase commitments for certain components in late 2000 based on forecasted sales that did not materialize, and by mid-2001 were no longer projected, requiring Next Level to write off this inventory as unusable and unsalvageable.

  •
  September 2001 $4 Million Loan. By the fall of 2001, Next Level required additional financing for its continued operations and undertook to solicit interest from third-party investors. In order to provide interim financing, Motorola advanced Next Level an additional $4 million (the "September 2001 Loan") by way of Amendment No. 2 to the May 2001 Credit Agreement. The September 2001 Loan was repaid as a result of Next Level's mortgage of its headquarters building in October 2001, described below.

  •
  October 2001 Tax Sharing Advance $3 Million Conversion. On October 10, 2001, Next Level received a revised calculation indicating that the estimated net present value of the income tax benefits received by Motorola (based on Motorola's 2000 tax return) would be only $29.3 million. Rather than require repayment (as mandated by the terms of the Tax Sharing and Allocation Agreement) of the $3 million difference between the $32.3 million advanced and the revised estimate, Motorola permitted Next Level to treat the difference as an addition to the May 2001 Credit Agreement pursuant to Amendment No. 3 to the May 2001 Credit Agreement, and the obligations under the Tax Sharing and Allocation Agreement were reduced to $29.3 million. This additional $3 million loan carries substantially the same terms as the May 2001 Loan, and repayment is secured by the same Next Level assets pledged as collateral for the May 2001 Loan.

  •
  October 2001 $20 Million Mortgage Loan Guaranty. Also in October 2001, as an additional source of financing, Next Level mortgaged its headquarters building for $20 million from Northwestern Mutual Life Insurance Company (the "Mortgage Loan"). Of that $20 million in loan financing, $4 million was used to repay the September 2001 Loan by Motorola. As a condition to the loan, Northwestern Mutual Life Insurance Company required Motorola to guarantee payment of the Mortgage Loan and to indemnify Northwestern Mutual Life Insurance Company for any liabilities that it might incur as a result of environmental conditions that may exist on or about the mortgaged property from time to time.

  •
  December 2001 $20 Million Loan. Throughout October and November 2001, Next Level sought financing and negotiated terms with various third parties in an attempt to satisfy Next Level's funding needs. Next Level management later observed that these proposals would have either (i) been extremely dilutive to existing shareholders and onerous with respect to conversion, liquidation and other terms or (ii) provided only a relatively insignificant amount of capital. The only proposals that Next Level seriously considered and further negotiated also contained mandatory put rights to Motorola if Next Level's stock price did not appreciate within a short period of time. Those put rights would have, in effect, required Motorola to guarantee a return on their investment to the third-party investors. Given the lack of success Next Level had in securing third-party financing on acceptable terms and in sufficient amounts, Motorola agreed to lend Next Level an additional $20 million as interim financing under the terms of the May 2001 Credit Agreement (the "December 2001 Loan"). As Amendment No. 4 to the May 2001 Credit

    Agreement, the December 2001 Loan was on substantially the same terms as the May 2001 Loan (except that the December 2001 Loan was convertible into Shares), and the repayment was secured by the same Next Level assets pledged as collateral for the May 2001 Loan. The December 2001 Loan was intended as an interim measure to be repaid upon Next Level's receipt of third party financing. As discussed below, this loan was cancelled in June 2002 in exchange for the issuance of shares of Series A-1 Preferred Stock in order to, among other things, support Next Level's listing on the Nasdaq National Market.

  •
  February 2002 $30 Million Investment. By January 2002, Next Level remained unable to secure adequate third-party equity financing on acceptable terms, and Next Level approached Motorola for further funding. As a result, Motorola invested $30 million in Next Level in exchange for which Motorola received (a) 6,912,442 shares of Series A Preferred Stock (reflecting a per share purchase price of $4.34, or $2.17 per share on a "per common" basis based on the two-for-one conversion ratio); (b) warrants to purchase 3,456,221 Shares at $2.17 per Share; and (c) warrants to purchase 3,456,221 Shares at $2.60 per Share.

  •
  March 2002 $35 Million Financing Facility. In March 2002, Next Level informed Motorola that it needed to demonstrate that it had sufficient financing in place to avoid a "going concern" qualification in the audit report prepared in connection with Next Level's 2001 audited financial statements. (Such a qualification would have implied that there was significant doubt that Next Level would remain solvent throughout 2002.) At the time, Next Level shared its profit and loss forecast for 2002 with Motorola. Next Level projected a total of $120 million in revenue for 2002, but that revenue target depended on achieving revenues of $41 million and $45 million in the third and fourth quarters, respectively. Motorola extended a $35 million financing commitment (the "March 2002 Financing Facility") as Next Level requested. A few months later, Next Level management would reduce the 2002 plan revenues by more than one-half. Next Level exhausted this financing by making draws in June 2002, September 2002 and December 2002 of $13 million, $10 million and $12 million, respectively, as described below. Motorola had the option to require that draws on the facility be made as loans and not equity investments; however, Motorola allowed all such draws to be invested as preferred stock in order to support Next Level's satisfaction of Nasdaq's minimum equity requirement for continued National Market listing, and the price per share of each draw, as described below, was determined by the average closing prices of Next Level's common stock for the five (5) trading days prior to the particular draw.

  •
  March 2002 Amendment to Credit Agreement. In order to avoid a default by Next Level under the May 2001 Credit Agreement, Motorola and Next Level entered into Amendment No. 5 to the May 2001 Credit Agreement, reducing by 25% the amount of net worth required to be maintained by Next Level under the May 2001 Credit Agreement.

  •
  March 2002 SCI Note Guaranty. As part of a restructuring of a $28 million loan from SCI Systems, Inc. ("SCI"), an equipment manufacturer and principal manufacturing outsourcer for Next Level, SCI required Motorola to provide a corporate guaranty. This Guaranty replaced an earlier guaranty provided by General Instrument in 1996. Currently, this guaranty supports Next Level's $10 million outstanding loan balance owed to SCI and due in the first quarter of 2003.

  •
  March 2002 First Delisting Notification from Nasdaq; Motorola Support for Continued Nasdaq National Market Listing. In March 2002, Next Level received a letter from Nasdaq citing Next Level's noncompliance with the National Market's then $4 million net tangible assets qualification requirement. In response to that letter, Next Level sought Motorola's assistance to materially alter and reduce certain rights of the Series A Preferred Stock that Motorola had purchased in February 2002 in order to permit the Series A Preferred Stock to be treated as equity for listing qualification purposes. Next Level believed that, by Motorola's waiving these rights, Next Level would be able to meet the net tangible assets qualification requirement. Accordingly, on April 22, 2002, Motorola provided a letter of certification to Nasdaq pursuant to which Motorola agreed (a) to waive, through November 1, 2002, Motorola's right of redemption of the Series A Preferred Stock that it held in the event of a change of control or sale of a material portion of Next Level's assets, and (b) not to transfer the Series A Preferred stock unless the transferee agreed in writing to be bound by the waiver. In consideration of this waiver and transfer restriction, Next Level issued to Motorola warrants to purchase 400,000 Shares at $2.00 per Share. Next Level informed Motorola that this step was, again, an interim one as further expected customer deployments would occur in the second half of 2002, alleviating the need to draw down the committed amounts under the March 2002 Financing Facility.

  •
  June 2002 Purchase of $33 Million Series A-1 Preferred Stock. In June 2002, to support Next Level funding needs and to help Next Level satisfy the minimum equity requirement for continued listing on the Nasdaq National Market, Next Level drew $13 million under the March 2002 Financing Facility and Motorola agreed to cancel the $20 million December 2001 Loan. In return, Motorola received (a) 277,311 shares of Series A-1 Preferred Stock (reflecting a per share purchase price of $119.00 per share, or $1.19 per share on a "per common" basis based on the original conversion ratio of 100-for-1); (b) warrants to purchase 6,008,403 Shares at $1.19 per Share; and (c) warrants to purchase 330,000 Shares at $2.00 per Share. Unlike the cancelled December 2001 Loan, the preferred stock is not secured by assets of Next Level. Next Level management had earlier indicated to Motorola that it would seek third-party financing instead of drawing this $13 million under the March 2002 Financing Facility. However, due to market and other conditions affecting the volatility of Next Level's stock in May 2002, Next Level management chose not to seek such third party financing, which would have likely taken the form of a private placement of Next Level Shares known as a "PIPE" transaction.

  •
  September 2002 Purchase of $22 Million Series A-1 Preferred Stock. In September 2002, Next Level again needed additional equity investment to bolster its equity capitalization and support its operations. Next Level drew $10 million under the March 2002 Financing Facility, and Motorola agreed to cancel $12 million of indebtedness under the May 2001 Credit Agreement. In exchange, Motorola received (a) 236,559 shares of Series A-1 Preferred Stock (reflecting a per share purchase price of $93.00 or $0.93 on a "per common" basis based on the original conversion ratio of 100-for-1); (b) warrants to purchase 5,913,978 Shares at $0.93 per Share; and (c) warrants to purchase 220,000 Shares at $2.00 per Share. Unlike the May 2001 Loan, the preferred stock is not secured by the assets of Next Level.

  •
  October 2002 Extension of Maturity and Waiver. Next Level management informed Motorola that Next Level's apparent inability to pay the large debt to Motorola coming due in May 2003 under the May 2001 Credit Agreement was affecting Next Level's ability to secure customers and assure customers and suppliers of its financial viability. In response to a request from Next Level, Motorola agreed in October 2002 to extend the maturity of the then remaining $51 million owed under the May 2001 Credit Agreement by three years, to May 16, 2006. In exchange, Next Level issued Motorola warrants to buy 3,000,000 Shares at $0.76 per Share.

  •
  October 2002 Second Delisting Notification from Nasdaq. On October 14, 2002, Next Level once again received notification from Nasdaq that it failed to meet qualifications for continued inclusion on the Nasdaq National Market because for the thirty (30) days prior to the notice, the market price for Next Level's common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5). Next Level was given an opportunity to regain compliance by having its shares of common stock trade at a price of $1.00 or higher for ten consecutive trading days on or before January 13, 2003, which did not occur.

  •
  December 2002 $22 Million Purchase of Series A-2 Preferred Stock. To further support its operations and Nasdaq National Market listing, in December 2002, Next Level drew the final $12 million under the March 2002 Financing Facility, and Motorola agreed to cancel an additional $10 million of the May 2001 Loan. In exchange, Motorola received (a) 26,506 shares of Series A-2 Preferred Stock at a per share purchase price of $830.00 (reflecting $0.83 per share on a "per common" basis based on a 1,000-for-1 conversion ratio); (b) warrants to purchase 7,951,807 Shares at $0.83 per Share; and (c) warrants to purchase 220,000 Shares at $2.00 per Share. Unlike the May 2001 Loan, Series A-2 Preferred Stock is not secured by the assets of Next Level.

  •
  December 2002 Third Delisting Notification from Nasdaq; Motorola Continued Support of National Market Listing. In December 2002, Next Level once again received a letter from Nasdaq notifying Next Level of its failure to meet continued listing standards for inclusion on the National Market System. Nasdaq cited the new $10 million shareholder equity standard effective November 2002. To achieve this listing standard Next Level sought a permanent change to certain key terms of the Series A Preferred Stock and Series A-1 Preferred Stock that Motorola had purchased and into which it had agreed to exchange certain amounts of its debt for equity. To support Next Level's continued listing on the Nasdaq National Market, Motorola materially altered the terms and reduced the rights of the Series A Preferred Stock and Series A-1 Preferred Stock to: (a) remove the provision allowing for redemption at the option of the holder after February 19, 2007 in the case of the Series A Preferred and after June 25, 2007 in the case of the Series A-1 Preferred; and (b) amend the events under which a holder of the Series A Preferred or Series A-1 Preferred is entitled to a liquidation preference. As amended, the Series A Preferred and Series A-1 Preferred contain substantially identical terms as the Series A-2 Preferred issued as described in the proceeding paragraph. See Schedule C for a description of the terms and conditions of the agreements pertaining to the Series A, Series A-1, and Series A-2 Preferred Stock.

  •
  2003 $30 Million Interim Funding Request. In presentations made to Motorola management in August and October 2002, Next Level management predicted that it would require another $30 million to $45 million of additional funding in 2003. On December 19, 2002, Next Level again requested a financing commitment from Motorola in the amount of $30 million for 2003 in anticipation of concerns that Next Level's auditors would need to include a "going concern" qualification in Next Level's audit report absent additional funding. Motorola, in response, advised Next Level that Motorola had generally reduced its equity investment activities and was not then inclined to fund Next Level's operations as it previously had. Motorola suggested that Next Level investigate whether third-party financing would be available to satisfy its capital needs. Prior to the announcement of the Offer, Motorola understood that Next Level had retained Raymond James to assist in securing third party financing. One of Next Level's outside directors asked a Motorola designee to the Next Level board whether such efforts were necessary or whether Motorola would continue to fund Next Level as it had in the past. Given this latest funding request and in anticipation that third-party financing might not be available on acceptable terms, Motorola began to more seriously weigh its alternatives with respect to Next Level in an effort to find a permanent solution to Next Level's continued liquidity issues.

  •
  January 2003 Nasdaq National Market Delisting. In an effort to avoid de-listing from the Nasdaq National Market, which was anticipated to be effective on January 13, 2003, Next Level requested that Motorola commit to Nasdaq that it would either provide new funding or cancel indebtedness in exchange for an aggregate of $35 million of Next Level preferred stock. Next Level believed that such a commitment would permit Next Level to satisfy the $10 million minimum equity capitalization required to remain listed on the National Market. Next Level suggested this as an interim measure until new financing could be obtained. On January 13,

    2003, Motorola announced its intention to proceed with this Offer. On January 24, 2003, Next Level released a statement that one week earlier, on January 17, 2003, Nasdaq provided notice that the Shares would be delisted from the Nasdaq National Market because of a failure to comply with the National Market's minimum bid price and shareholder equity requirements. In the statement, Next Level indicated that it would request an oral hearing while it evaluates its options. Next Level could seek to initiate a reverse stock split, which would require approval of a majority in interest of Next Level shareholders, or move to the Nasdaq SmallCap Market and seek to comply with National Market standards within 180 days.

        For a more detailed description of the course of events outlined above and a description of the agreements pertaining to Next Level's securities (including Motorola's warrants), see Schedule C. See also the Proxy Statement, for Next Level's 2002 Annual Meeting, filed with the SEC on Form 14A and dated April 30, 2002, and Motorola's Schedule 13D/A pertaining to its Next Level investment, filed with the SEC on December 20, 2002. See The Tender Offer—Section 6 ("Certain Information Concerning Next Level") for information about how to obtain these materials from the SEC.

3.    BACKGROUND OF THE TENDER OFFER

        In Motorola's opinion, Next Level's strategic and financial challenges reflect not only the fundamental market changes that have occurred since Next Level went public in 1999 but also the delayed adoption of Next Level's VDSL solution in volume. Motorola believes these challenges currently place an unsustainable burden on Next Level's business as currently conducted. Since 1999, customers of broadband voice, data and video technologies have increasingly relied on a small number of well-financed providers to service their needs. In addition, existing customers of Next Level's products have sharply curtailed capital spending since 2000, and potential customers' evaluation of Next Level's products is lengthy, resulting in very high expenses associated with product sales and support. See The Tender Offer—Section 6 ("Certain Information Concerning Next Level") and Next Level's Annual and Quarterly Reports referenced therein.

        As a result of these market conditions and as described above, Next Level has required significant funding and other support from Motorola to remain solvent and qualify for continued inclusion on the Nasdaq National Market. In addition, Next Level has increasingly relied on Motorola to support its sales activities and meet with Next Level's customers. Motorola's extensive government relations network has introduced Next Level to key contacts in foreign markets and assisted Next Level's efforts to encourage the FCC to phase out rules that require local U.S. phone companies to lease their networks to competitors, sometimes at artificially low rates, and that, therefore, deter wireline carrier capital spending and system upgrades. Although the FCC is reviewing these rules, there can be no assurance whether changes will be adopted, and, if so, whether they can be implemented in a timely manner or a way that is beneficial to Next Level's business.

        As noted above, one of Next Level's principal purposes of going public was to facilitate future access to public markets (thereby lowering Next Level's cost of capital). Next Level has not achieved this goal. In light of the market conditions facing companies such as Next Level, Motorola does not believe that such a purpose can be achieved in the foreseeable future, and, in Motorola's view, Next Level's status as a publicly traded company now serves as more of a burden than a benefit to Next Level's business.

        As an integrated business unit of Motorola, Next Level's business would benefit from the efficiencies of being part of a larger communications equipment provider, including engineering and development efficiencies, standards positioning, customer support infrastructure, financial resources and best practices. In addition, Motorola would be able to increase Next Level's exposure to international markets through Motorola's extensive global presence. As a business unit of Motorola, Next Level would also avoid the substantial costs and expenses that it has incurred to maintain its status as a separately financed, publicly traded company. Motorola estimates the cost to Next Level of remaining a publicly traded company to be approximately 7% of its 2002 sales. Rather, those resources could be rededicated to focus on business operations, product development and customer support. Finally, Motorola believes that it can leverage Next Level's product offerings to expand Motorola's presence in the DSL market.

        At various times since 2001, in light of Next Level's economic and strategic challenges, Motorola has evaluated its strategic options with respect to Next Level including: whether to buy the remaining public interest it did not own or to sell its stake; whether to continue or cease funding the business; and whether to continue or reduce its involvement in the business. By August 2002 Motorola management became increasingly concerned that despite its own progress to improve Motorola's financial performance generally, it could do little to stem the losses that Next Level contributed to Motorola's bottom line on a consolidated basis. In 2000, 2001 and 2002 Next Level contributed losses of $74.7 million, $157.8 million and $90.5 million, respectively, to Motorola's reported consolidated financial results. In August 2002, Next Level indicated to Motorola it would require between $30 and $45 million of funding for 2003, and Motorola anticipated that Next Level could need an additional $40 million in financing through 2004.

        In September 2002, Motorola management shared with its board of directors two primary strategic alternatives for Next Level: (i) to acquire the remaining stake in Next Level and integrate Next Level into Motorola's broadband access business; or (ii) to manage its Next Level investment to maximize its value for later disposition (for example by continuing to assist in customer acquisition, providing medium term funding to enable Next Level to more successfully compete in the marketplace and, eventually, selling its Next Level stake). As part of this presentation, Motorola management established a timeline for evaluation of its options. Motorola committed to spend the fourth quarter of 2002 evaluating the broadband market environment generally and Next Level's competitive position and financial viability in that market and committed to resolve its strategic options with respect to its investment in Next Level in the first quarter of 2003. During this time, in anticipation of concerns that, absent additional funding, Next Level's auditors would need to include a "going concern' qualification in their audit report for Next Level's 2002 financial statements, Next Level requested a $30 million financing commitment from Motorola for 2003.

        In mid-December 2002, Motorola reached preliminary conclusions about the market environment and Next Level's competitive position and financial viability. See Special Factors—Section 7 ("Motorola Evaluation of Next Level and Projections"). Motorola then formed a small work-team to consider whether to reintegrate Next Level and, if so, how to best accomplish such reintegration. Through these analyses, Motorola concluded that reintegration could, on appropriate financial terms, be advantageous to permit Motorola to devote appropriate operational resources to Next Level, reduce expenses at Next Level by eliminating costs, including those associated with public ownership, and provide additional opportunities to promote its VDSL technology to wireline telecommunications providers. In January 2003, Motorola decided, in light of its desire to complete a transaction quickly, to proceed with a tender offer rather than pursue alternate transactions, such as a merger with Next Level.

        On January 12, 2003, Mr. Don McLellan, Corporate Vice President and Director of Corporate Development of Motorola, advised Mr. J. Michael Norris, Chairman of the Board of Directors, President and Chief Executive Officer of Next Level, that Motorola planned to announce its intention to commence the Offer, and that Mr. Norris might wish to advise the board of directors of this intention so that they could consider what advisors they might wish to retain and could be ready to respond on the legally required timetable. Mr. McLellan advised Mr. Norris of Motorola's belief that the tender offer process would protect the integrity of Motorola, Next Level, Next Level's board of directors and management, by giving minority shareholders the direct right to consider the fairness of the Offer, and would better avoid the appearance of a conflict of interest. Mr. Norris was a former Senior Vice President of Motorola and General Manager of Motorola's Network Management Group until 2000.

        On January 12, 2003, Mr. McLellan also sent the following letter to Mr. Norris:

January 12, 2003

By Fax

J. Michael Norris, Chairman of the Board,
    President, and Chief Executive Officer
Next Level Communications, Inc.
6085 State Farm Drive
Rohnert Park, California 94928

Dear Michael:

        Motorola, Inc. ("Motorola") is pleased to advise you that it intends to commence a tender offer for all of the outstanding shares of common stock of its subsidiary, Next Level Communications, Inc. ("Next Level" or the "Company"), not owned by Motorola, at a purchase price of $1.04 per share in cash. This represents a premium of approximately 14.4% over the closing price on Friday, January 10, 2003, and a 28.6% premium over the average closing price for the last 90 trading days. In our view, this price represents a fair price to the Company's shareholders and this transaction will be mutually beneficial to the Company's shareholders and Motorola.

        The tender offer will be conditioned upon, among other things, the tender of a majority of shares not owned by Motorola and its affiliates and, unless waived, Motorola owning at least 90% of the outstanding Next Level common stock as a result of the tender or otherwise. Any shares not acquired in the tender offer are expected to be acquired in a subsequent "short form" merger transaction at the same $1.04 per share cash price. There will be no financing contingency associated with the tender offer.

        As majority investor and principal financial backer of the Company to date, we appreciate the efforts you and others have made to improve the Company's performance and strategic position in the challenging environment for wireline equipment suppliers. We believe challenges in your business will continue, requiring further financial and other support from Motorola for Next Level to be competitive as a stand-alone company. Now is the time to reintegrate the Company into Motorola so that together we can focus efforts on Next Level's customers, technology and product development from a stable financial platform with broad resources to address the future of broadband communications.

        In order to promptly and fully realize these benefits, we wish to complete this transaction as quickly as possible. Accordingly we intend to commence a tender offer as soon as practicable without seeking approval from Next Level's board of directors. Motorola understands, however, that Next Level's board may wish to retain legal and financial advisors to help them consider their position with respect to this offer. We are hopeful that by proceeding with a tender offer the Company's shareholders will be able to receive payment for their shares earlier than would be the case if we sought to negotiate a merger agreement.

        A copy of the press release and supporting materials announcing the tender offer are attached for your information. We expect to make this release public prior to the market opening tomorrow.

        I will head the Motorola business team on this transaction and Michelle Warner will lead the legal team. If you have any questions concerning our offer, please contact me or Michelle.

                      Best regards,

                      Don McLellan
                      Corporate Vice President &
                      Director, Corporate Development

        Mr. McLellan also received a call from outside counsel to Next Level on January 12, 2003. Next Level's counsel expressed concern about the timing of the tender offer process and its effects on Next Level, its management, and its business. Mr. McLellan advised Next Level's counsel that Motorola was announcing the Offer in advance of commencement of the Offer in order to protect the integrity of Next Level (and its officers and directors) and the fairness of the process by, among other things, allowing time for Next Level's board of directors to hire advisors and consider the Offer in advance of commencement. Mr. McLellan and Next Level's counsel discussed how this approach was consistent with those commonly used in recent precedent transactions involving the acquisition of the minority-owned interests in publicly traded companies by their significant shareholders.

        Also, on January 12, 2003, Mr. McLellan called Messrs. Eugene Delaney and Gray Benoist, who are Motorola's designees to the Next Level board of directors, to inform them of the announcement. Messrs. Delaney and Benoist were not informed of Motorola's consideration of the Offer prior to Mr. McLellan's call. Mr. McLellan asked Messrs. Delaney and Benoist to recuse themselves from any board discussions or decisions concerning the Offer.

        On January 16, 2003, Next Level announced that its board of directors had formed a committee comprised solely of independent directors to review and evaluate the Offer. The independent committee consists of Walter C. Clay, Alex Good, Craig Kornblau and Paul Latchford, all of whom are non-management directors unaffiliated with Motorola. This committee of independent directors has appointed legal and financial advisors to, among other things, assist in the committee in its analysis and review of the Offer.

        On January 24, Mr. McLellan contacted counsel to Next Level's independent director committee to inform him that Motorola planned to commence the Offer on January 27, 2003.

        Notwithstanding that, on January 12, 2003, Motorola had informed Next Level of its intention to commence this Offer, in the evening on Saturday, January 25, 2003, Paul Latchford, on behalf of Next Level's committee of independent board members, transmitted a letter to Mr. McLellan, in which he claimed that in the course of this Offer Motorola might breach the terms of a non-disclosure agreement signed in connection with an April 20, 2001 commercial agreement. Under that commercial agreement, Motorola agreed to provide Next Level support in the sales of its products. Although Mr. Latchford offered to have members of Next Level management and the advisors to Next Level's committee of independent directors preview this Offer to Purchase and related documents in light of the non-disclosure agreement, Motorola considered the letter, the timing of its delivery and the terms of the agreements and determined that such review and approval was not necessary.

4.    PURPOSE OF THE OFFER; MOTOROLA PLANS FOR NEXT LEVEL; CONSIDERATION OF ALTERNATIVES

        Next Level has faced financial difficulties as a result of declining revenues and high operating costs relative to revenues. Large wireline carriers have greatly reduced their capital expenditures for new product offerings, such as Next Level's VDSL solution. These financial difficulties have hindered Next Level's ability to grow its existing business and attract new customers, certain of which have expressed concern about Next Level's long-term viability. Some of Next Level's customers have sought assurances of Next Level's financial viability from Motorola prior to investing capital resources in deployment of Next Level's product offerings. Motorola believes that in this environment Next Level cannot achieve sufficient scale to support its operations profitably. While Next Level can seek additional outside funding to support its immediate cash requirements, outside financing has not been available on acceptable terms and Motorola has no reason to believe that this will change in the current financial market.

        As outlined above, to bridge this funding gap, Motorola has, since December 2000, made a series of interim financings now totaling more than $175 million, provided financial guaranties which currently support $30 million of obligations, made concessions with respect to the terms of its financings to support Next Level's listing on the Nasdaq National Market, and assisted Next Level by contacting Next Level's customers and suppliers at Next Level's request. Continuing to provide interim support to Next Level is no longer desirable to Motorola and, in Motorola's view, will not sufficiently address Next Level's cost and scale issues. Motorola believes that Next Level can be operated more efficiently and effectively if reintegrated with Motorola's broadband operations. Reintegrating Next Level into Motorola is expected to improve the financial strength and performance of Next Level's operations in three principal ways: (i) provide a sound financial base and additional resources to continue to deploy Next Level's broadband access solutions; (ii) make available to Next Level's operations best-in-class manufacturing, engineering/product development methods and supply chain efficiencies; and (iii) avoid the costs and management time associated with reassuring customers and suppliers of Next Level's financial viability, seeking third party financing, and remaining publicly traded and listed on the Nasdaq National Market. See Special Factors—Section 3 ("Background of the Tender Offer") and Special Factors—Section 4 ("Purpose of the Offer; Motorola Plans for Next Level: Consideration of Alternatives").

        The purpose of the Offer is for Motorola to acquire for cash as many Shares as necessary for Motorola to own at least 90% of the issued and outstanding Shares as a first step in acquiring all of the equity interests in Next Level not owned by Motorola and its subsidiaries. The acquisition of Shares not owned by Motorola or its subsidiaries has been structured as a cash tender offer and if successful, will be followed by a cash merger in order to effect a prompt and orderly transfer of ownership of Next Level from the public shareholders to Motorola and provide Next Level shareholders with cash for all of their shares as promptly as practicable. Even if Motorola waives the 90% Condition, Motorola believes that it has sufficient currently exercisable warrants and preferred stock conversion rights that, if exercised, would permit it, directly or indirectly through its subsidiaries, to own 90% of the Shares after the Offer so long as the Minimum Tender Condition is satisfied.

        To consummate the Merger, upon completion of the Offer, Motorola presently intends to contribute the capital stock of Next Level owned directly or indirectly by it to a wholly owned subsidiary and to cause that subsidiary to effect the Merger with Next Level. Under the DGCL, once Motorola's wholly owned subsidiary owns at least 90% of the outstanding Shares and all other classes of Next Level capital stock, Motorola could effect the merger without a vote of or prior notice to Next Level's shareholders or board of directors. Pursuant to the Merger, each then outstanding Share (other than Shares owned by Motorola, or Motorola's subsidiaries or Shares, if any, that are held by shareholders who are entitled to and who properly exercise dissenters' rights under Delaware law), would be converted pursuant to the terms of the Merger to the right to receive the same amount of cash consideration paid in the Offer.

        Motorola believes that a cash tender offer for the Shares is the best method for taking Next Level private. Once Motorola determined to reintegrate Next Level, Motorola wanted to pursue the most efficient course and believed that offering to buy the Shares directly from other Next Level shareholders would result in an expedited and fair process. Motorola chose a path consistent with recent precedents for transactions involving the acquisition of the minority interests of publicly traded companies by their significant shareholders. Motorola believed that a merger transaction would require a long lead time to negotiate and consummate. Motorola also considered an exchange offer for Next Level Shares. However, given the relatively small size of the transaction, Motorola management did not believe that the substantial time, costs and expense of developing an exchange value or preparing, filing and having declared effective a registration statement for Motorola shares was justified. In addition, Motorola is a diversified entity with a different investment profile than that of Next Level (which is a broadband technology provider). Given Motorola's substantial size and capitalization, an exchange offer would not have resulted in Next Level shareholders' retaining in any meaningful way the indirect benefits of ownership of Next Level's business. Motorola also believes that the longer lead time necessary to consummate either a merger or an exchange offer would have unduly interfered with Next

Level's business and its need for prompt financial support at a time when Next Level faces being de-listed from the Nasdaq National Market and has financing needs which, if not satisfied, could raise significant doubts about Next Level's ability to continue to operate through 2003.

        Motorola is not seeking the consent of Next Level with respect to the acquisition of the outstanding Shares not owned by Motorola. Motorola is prepared, however, to meet with Next Level's committee of independent directors to discuss the conduct of, and analyses underlying the decision to commence this Offer in an effort to ensure a smooth, proper and successful Offer.

        In connection with the Offer and the Merger, Motorola expects to review Next Level's assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine which changes will be necessary following the Merger to best organize and integrate the activities of Next Level and Motorola. Motorola expressly reserves the right to make any changes to the Offer that it deems necessary or appropriate in light of its review or future developments.

5.    CERTAIN EFFECTS OF THE OFFER AND MERGER

        The consummation of the Offer and Merger will affect Next Level and its shareholders in a variety of ways. Motorola's equity interest in Next Level will increase to 100%. However, for accounting purposes, Motorola already accounts for 100% of Next Level's equity interest (loss). Because Motorola already consolidates 100% of the net earnings and net book value of Next Level, the transaction will have no effect on Motorola's interest in Next Level's net book value or net earnings.

        As a result of the Offer and Merger, Motorola and its subsidiaries will be entitled to all the benefits resulting from Motorola's 100% ownership of Next Level, including all income generated by Next Level's operations and any future increase in Next Level's value. Similarly, Motorola will also bear all of the risk of losses generated by Next Level's operations and any decrease in the value of Next Level after the Offer and Merger. Upon consummation of the Merger, Next Level will become a privately held corporation. Accordingly, former shareholders will not have the opportunity to participate in the earnings and growth of Next Level after the Offer and Merger and will not have any right to vote on corporate matters. Similarly, former shareholders will not face the risk of losses generated by Next Level's operations or decline in the value of Next Level after the Offer and Merger.

        As a privately held corporation, Next Level's Shares will not be publicly listed on the Nasdaq National Market. As soon as possible following the Merger, Motorola will terminate the registration of Next Level's Shares under the Exchange Act, thereby reducing the amount of information about Next Level (including its financial statements) that must be publicly disclosed. Next Level's financial results will continue to be consolidated with those of Motorola, which will remain a public company listed on the New York Stock Exchange.

        The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Following the Offer, depending on whether Next Level can remain listed on the Nasdaq National Market (which in turn depends, in part, on the number of Shares outstanding not held by Motorola and the total number of shareholders other than Motorola), the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible for use as collateral for margin loans made by brokers. Following the Merger, the Shares will cease to be "margin securities" for the purposes of such margin regulations and will be ineligible for use as collateral for margin loans made by brokers.

        Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a shareholder who is a United States person whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. This gain or loss will be capital gain or loss if the Shares are held as capital assets by the shareholder. Long-term capital gain of a non-corporate shareholder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year.

        Motorola believes that Next Level's key employees are important to the success of Next Level's business and operations. Motorola plans to provide incentives to key Next Level employees to remain following completion of the Offer and the Merger. At this time, Motorola has not finalized any particular incentive plans, but Motorola intends to work with Next Level's management to minimize disruption to the Next Level team. In connection with the Merger, Motorola presently intends to cause the existing stock options issued under Next Level's plans (each described in Next Level's Annual Report, dated as of December 31, 2001 and on file with the SEC as exhibits to Next Level's Form S-1/A, dated October 12, 1999) to vest and, if not exercised, terminate upon the consummation of the Merger. If that is the case, Motorola is considering monetary incentives to promote retention and competitive compensation and benefits. In Motorola's view, providing stock options to key employees is an important part of compensation, and Motorola currently expects to issue new Motorola options to key Next Level employees at least six months and one day after the Merger, which will allow it to address certain accounting issues associated with options that have terminated in connection with the Merger.

6.    CONDUCT OF NEXT LEVEL'S BUSINESS IF THE OFFER IS NOT COMPLETED

        If the Offer is not completed, Motorola will re-evaluate the role of Next Level within Motorola's overall corporate strategy. In particular Motorola may consider:

  •
  engaging in open market or privately negotiated purchases of shares and/or exercising warrants and exchanging some of the convertible preferred stock held by Motorola to increase Motorola and its subsidiaries' aggregate ownership of the Shares to at least 90% of the then outstanding shares and then effecting a short-form merger;

  •
  proposing that Motorola and Next Level enter into a merger agreement, which would require the approval of Next Level's board of directors and the vote of Motorola's shares in favor of that merger;

  •
  keeping outstanding the public minority interest in Next Level, in which case the public shareholders of Next Level would, absent a sale by them in the public markets, retain their Shares and would realize the benefit of any improvement in Next Level's business or profitability but would bear the risk that the trading price per share could decline to a price that is less than the Offer Price, or that the Shares become less readily marketable particularly in light of Next Level's issues concerning its Nasdaq National Market listing;

  •
  effecting its registration rights and selling its Shares (including any Shares issued upon exercise of warrants or exchange of convertible preferred stock) in the public markets; or

  •
  engaging in private sales of Next Level's debt or equity held by Motorola.

        If Motorola were to pursue any of these alternatives, it might take considerably longer for the public shareholders of Next Level to receive any consideration for their shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per share to the public shareholders of Next Level that are more or less than or the same as the Offer Price.

        As described above, Next Level is facing significant financial and strategic challenges in a turbulent market environment for its products. Next Level has requested that Motorola provide approximately $30 million in funding for 2003, and Motorola believes that even further financing will be required in 2004. As noted above, Next Level, as of December 2002, was seeking an additional $30 million in funding and, in Motorola's view, will need to take other steps to avoid a "going concern" qualification from its auditors and to remain listed on the Nasdaq National Market. Motorola has not made any commitment to Next Level to provide financing or other support to Next Level in order to permit Next Level to continue operation as a going concern or remain listed on the Nasdaq National Market or SmallCap Market. There is no assurance that such financing will be available from Motorola or a third party. See Special Factors—Section 2 ("Background of Motorola's Continued Investment In and Support of Next Level").

7.    MOTOROLA EVALUATION OF NEXT LEVEL AND PROJECTIONS

        From September through December 2002, Motorola conducted a review of the broadband market impacting wireline carriers and an analysis of Next Level in that context. The project evaluation had five core elements: (i) a review of broadband industry reports and discussions with industry and financial analysts, (ii) discussions with wireline carriers, (iii) a study of overall market and competitive perspectives, by, among other things, attending the October 2002 DSL World Forum in Berlin and the November 2002 TelcoTV show in New Orleans, (iv) a review of Next Level's product and a comparison with the other competitive product offerings, and (v) a review of Next Level's financial statements and balance sheet structure and creation of a financial model showing the outlook for Next Level using projected base, high and low revenue scenarios.

        Motorola's market findings were as follows:

  •
  Next Level has leading product solution. Next Level has a proven voice/data/video triple play solution based on VDSL (or very high bit rate digital subscriber line). It has been successfully implemented primarily by independent telephone companies and is the leading triple play product solution in the marketplace.

  •
  Market position of Next Level is challenged as larger carrier triple play is on hold. The triple play (video in particular) is currently on hold for the larger wireline operators, including the regional Bell operating companies ("RBOC's"), as they continue to minimize capital expenditures in an environment where the perceived competitive threat of cable telephony will not materialize significantly until 2004. However, while it is anticipated that wireline operators will turn to the triple play solution in the future, Motorola concluded that without a far more stable financial base and lower cost structure to operate its business, Next Level was unlikely to survive as a stand-alone company long enough to meet this market need.

  •
  New Technologies on Horizon. Advances in data compression may enhance Next level's VDSL system capabilities, but also enable competing technologies to invade Next Level's VDSL marketplace. On the horizon, more bandwidth intensive applications such as High Definition TV (HDTV) may stimulate the adoption of architectures with greater capacity than VDSL, such as Passive Optical Networks ("PON").

  •
  Next Level's technology needs to better meet carriers cost expectations in a capital constrained environment. Next Level needs to drive scale efficiencies to better meet product cost targets, in an environment where carrier capital expenditures have been reduced dramatically and competitive offerings are being aggressively priced. The current Next Level management team has taken steps to reduce Next Level's product cost and to streamline Next Level's operations; however, the market environment is believed to be far worse than anticipated, overwhelming the benefit of past cost-reduction efforts.

  •
  VDSL adoption by wireline carriers is not inevitable. To the extent that large wireline carriers choose to adopt the triple play, it is not inevitable they will choose a VDSL based solution. In many cases diversifying into video and television is a new competence for wireline operators. Wireline operators have the option to align with established satellite broadcasters who have available content and experience delivering a wide range of video services. Reselling satellite services is a less expensive, albeit less technically robust and less profitable (to the wireline carrier), solution that does not require large up-front capital investments.

  •
  Change to UNE-P rules may benefit wireline adoption of broadband technologies in the future. Motorola anticipates that the FCC will phase-out the rules—known as the unbundled network element platform or UNE-P—that require local phone companies in the U.S. to lease their networks to competitors, in some cases at artificially low rates. The UNE-P regulation was a contributing factor to the four RBOC's—Verizon, SBC, BellSouth and Qwest—reluctance to upgrade their systems for advanced broadband services, since it could enable their competitors to profit from their investment. Although Motorola believes that the FCC will change the UNE-P regulations, it is uncertain how quickly such changes will be implemented or what the impact would be on Next Level's business. Some industry observers have speculated that the current rules will be phased out over two years, and likely court challenges could further delay the benefits.

        In addition, the financial evaluation team of Motorola's Corporate Strategy Office was asked to develop a financial model for Next Level as a component part of Motorola's strategic analysis. The purpose of this financial model was to get a better understanding of the financial prospects of Next Level and to provide a range of estimates of the levels of investment that Next Level would require in the future.

        From October through December 2002, Motorola developed three scenarios to get a better understanding of the range of Next Level's potential performance results. Motorola believed this approach was appropriate considering the high level of uncertainty surrounding Next Level's business prospects. The three scenarios were as follows:

  •
  The Base Case. The base case is intended to provide what Motorola believes to be the most likely performance scenarios for 2003 and 2004. Motorola derived its base case (revenues of $100 million in 2003) by lowering Next Level's base case revenue projections (revenues of $125 million in 2003) provided by Next Level to Motorola based on Next Level's historical under-performance relative to its projections. Year 2004 revenues are assumed to grow 50% over 2003 revenues with an improvement in gross margin over 2003.

  •
  The High Case. The high case is intended to provide an optimistic scenario. Motorola derived the high case (revenues of $125 million in 2003) from Next Level's base case revenue projection (revenues of $125 million in 2003) provided by Next Level to Motorola. Year 2004 revenues are assumed to grow 100% over 2003 revenues with an improvement in gross margin over the base case. Next Level's projected high case for 2003 was $225 million, reflecting an approximately 300% increase in sales over 2002, which Motorola did not believe was achievable for purposes of its scenario planning.

  •
  The Low Case. The low case was based on a more conservative view on the growth and profitability prospects of Next Level. Even though the assumptions in the low case are more conservative than those in the base case and high case, it still contemplates a healthy revenue growth rate (2002-2004 CAGR is 46%) and considerable gross margin improvement (from 8% in the third quarter of 2002 to 21% in 2004) over the time horizon. Motorola's low case revenue projections (revenues of $79 million for 2003) exceed the projected low case most recently provided to Motorola by Next Level (revenues of $55 million for 2003).

        Each case developed by Motorola relied on the following assumptions:

  •
  Gross margin improvements were capped at the low to mid 20%'s, ranging from 21% in the low case to 25% in the high case, based on information available to Motorola on the experience of other competitors in the DSL and access markets.

  •
  General and administrative costs were assumed to remain flat; sales and marketing costs were assumed to increase as revenues increased although at a much lower rate of growth; and research and development costs were assumed to remain essentially unchanged from third quarter 2002 levels through 2003 and to increase by 7% in 2004, for the base and low cases. In the high case, the 7% increase in research and development was assumed to occur in the first quarter of 2003.

  •
  Losses were assumed not to be tax deductible given the historical loss position and current prospects of Next Level.

  •
  The discounts on the preferred equity are accreted over time, which was accurate when the model was prepared. This assumption, however, may no longer be appropriate as Motorola has waived its redemption rights. Nonetheless, this assumption does not affect projected cash flow calculations.

  •
  With respect to Next Level's balance sheet, the model assumes substantial improvements in working capital, as follows:

  •
  Inventory turns assumed to improve from 1x sales in the third quarter 2002 to 5x, 4.7x and 7x sales for the base, low and high cases respectively in year 2004. This improvement would result in reductions in inventory levels during the planning horizon ranging from $10 million for the high case to $20 million for the low case, partially funding the operations.

  •
  Receivable weeks were assumed to improve from a quarterly rate of 13.9 sales weeks in 2002 to 15, 15, and 16 for base, low and high cases, respectively, in year 2004.

  •
  Payable weeks were left essentially unchanged.

  •
  Capital expenditure levels were assumed to be lower than depreciation levels, resulting in a reduction of property, plant and equipment ("PP&E") levels during the planning horizon. The resulting PP&E turnovers projected at the end of 2004 were in the range of turnovers for other telecommunication equipment companies.

  •
  Historical levels of depreciation and amortization were used to forecast future levels. Other non-cash items (mainly the reduction of the discount on the note payable to Motorola) were ascertained from the Next Level's third quarter 2002 Form 10-Q on file with the SEC.

        As a result of the assumptions listed above, the following is a summary of the major variables and results for the three case described below:

	Low Case		Base Case		High Case
	2003	2004	2003	2004	2003	2004
	($ in millions)
Revenue	79	120	100	150	125	250
Gross Margin %	18%	21%	19%	22%	21%	25%
Net Income*	(50)	(46)	(46)	(38)	(40)	(10)
Net Income %	-63%	-38%	-46%	-25%	-32%	-4%
Working Capital**	33	45	43	54	48	80
Net PP&E	33	31	34	32	34	33
Cash Burn	(40)	(55)	(46)	(47)	(45)	(41)

*
Does not include the payment/accrual of preferred dividends.

**
Includes Receivables, Inventory and Payables only.

These models were prepared to show on a comparative basis a range of outcomes of different revenue and expense scenarios and certain varying assumptions that Motorola believed were possible. They were not prepared for valuation purposes. Motorola did not seek to question many of the assumptions underlying the Next Level base case model (on which the Motorola models were based). Based on these models, Motorola estimates that Next Level will need approximately $93 million, $95 million or $86 million in additional funding over the next two years for base, low and high cases respectively.

        General economic conditions, and the market for telecommunications equipment, have changed dramatically in the last two years. There can be no certainty that any of the results included in any of the cases above can be achieved. Next Level's actual results may vary significantly. In fact, Next Level provided Motorola with projections in August and December 2002. The August 2002 projections included a low case of $85 million in revenues and net loss of $50 million, a base case of $125 million in revenues and net loss of $40 million, and a high case of $223 million in revenues and net loss of $18 million, and the December 2002 projections included a low case of $56 million in revenues and operating losses of $36.5 million, a base case of $125 million in revenues and operating losses of $26.3 million, and a high case with revenues of $225 million and operating losses of $21 million. Motorola does not believe that the high cases included in the August and December 2002 projections are reasonably possible, as they would require a 300% increase in revenues over expected 2002 results. Motorola also believes that the base case presented by Next Level may be difficult to achieve. A summary of the financial projections provided by Next Level in August and December 2002 are included in Schedule E and are incorporated herein by this reference.

        These market findings and financial evaluations further evidence that aggressive cost reduction is necessary for Next Level to profitably offer its technology at a price that is competitive with alternative broadband access offerings. Based on these evaluations, Motorola concluded that the best alternative for Next Level would be for it to be reintegrated into Motorola's broadband operations. Motorola believes that this Offer provides an opportunity to reduce Next Level's cost-base, install best-in-class engineering and product development methodologies and gain product roadmap synergies. Moreover, reintegration will allow Motorola to re-focus the time Next Level and Motorola senior management have spent on financing, customer support, investment and other activities required by Next Level's status as an independent publicly traded subsidiary of Motorola, including activities to support Next Level's continued listing on the Nasdaq National Market System. Similarly Next Level management attention can be redirected to business operations, customer support and product development.

Motorola has estimated at approximately $20 million the net present value of savings that could be achieved by Next Level's becoming wholly owned by Motorola. However, this estimate is highly speculative and not based on any formal or in-depth analysis of the possible savings that might actually result in the future from the proposed transaction. Because they are speculative and do not relate to the going concern value of Next Level's business as an independent company, Motorola does not believe that the possible cost savings resulting from the Merger are material or relevant to the Offer.

8.    REPORT OF RHK ON NEXT LEVEL'S MARKET POSITION AND BUSINESS MODEL

        Motorola engaged RHK, Inc. ("RHK") to examine Next Level's business outlook and provide an objective assessment of the economics of VDSL, with key sensitivities against competing solutions and options, in a framework that would reflect how a large wireline carrier would evaluate the business investment. RHK is an independent telecommunications consulting firm that Motorola has employed in the past on a project by project basis to perform market and other analyses. In selecting RHK, Motorola relied on RHK's reputation and the quality and proficiency of RHK's performance in prior engagements.

        RHK prepared its study, which was presented to Motorola on December 13, 2002, based on:

  •
  a review and analysis of information available from Next Level (including product documentation, market strategy and technology documents, a presentation on historical market acceptance of Next Level's product offerings, current financial projections, a financial model used to assess decision economics for a potential carrier customer and interviews with Next Level marketing personnel);

  •
  Detailed interviews of appropriate decision-makers at each of the four major RBOC's;

  •
  Research of RHK's most recent competitive information and market forecasts;

  •
  Review of findings with other experts in the telecommunications field.

        RHK's study focused on and provided RHK's analysis of two key questions:

  •
  Do major North American wireline operators consider broadcast video an essential part of the bundle of services offered by them?

  •
  If so, when will they deploy video and what delivery method will they use?

        RHK found that all four RBOC's considered video as an essential and strategic part of their product offerings to compete successfully against cable television providers. According to RHK, the RBOC's recognized the competitive strength of cable companies' bundle of local, long distance, internet and broadcast video offerings, and RHK observed that cable operators' high speed internet offerings are beating telephone company DSL offerings by at least a two to one margin.

        RHK also found that three RBOC's plan to include video as part of their product offering in the next 6 to 12 months. According to RHK, however, in response to the telecom downturn, the RBOC's have continued to cut capital expenditures (down over 50% from peak levels), and, in light of these capital constraints, they were currently inclined to adopt less capital intensive approaches, such as partnering with direct broadcast satellite providers. (Satellite offers a variable cost structure (with no RBOC capital expenditures), quality and programming benefits and lower-cost integration to back office support systems.) In particular, RHK found that RBOC's believed VDSL type solutions (such as the Next Level product offering) were not financially justified in the current capital-scarce environment.

        The RHK analysis concluded that although wireline carriers see the value of adding video to their offering, a VDSL offering (such as the Next Level solution) was not the current choice, in part because of RBOC's curtailed capital spending and the high cost of VDSL technology in this market environment. As a result RHK recommended that Next Level should evaluate repositioning its business model to attack other opportunities as Next Level's current business model was not sustainable given its cost structure.

        Motorola shared the results of the RHK study with Next Level. After his review of the RHK study, Michael Norris, Chief Executive Officer of Next Level, corresponded with Motorola refuting some of the RHK conclusions. In particular, Mr. Norris challenged RHK's assessment of satellite broadcast services as a viable competitive offering to cable delivered video. Mr. Norris cited other studies which indicate that satellite broadcast providers do not compete well against cable operators. In particular, current downstream and upstream bandwidth limitations of satellite service limit high speed "interactive" TV, video-on-demand and other high bandwidth services. Also, bundling multi-vendor solutions (wireline operators providing data and voice aligning with satellite operators providing video) is inefficient and subject to provisioning, maintenance and technical support complexities as compared to a single vendor solution (cable operator providing video, voice and data). Next Level's solution allows the wireline operator to provide video, voice and data itself, eliminating much of these complexities.

        Mr. Norris also emphasized that satellite services entail "revenue sharing" with satellite broadcast providers, a point not to be underestimated. Motorola tends to agree with Mr. Norris that satellite broadcast services are not as compelling as Next Level's VDSL solution, nor do they provide sustained, profitable revenue opportunities for wireline operators; however Motorola does agree with RHK's observation that carriers may prefer satellite services as a lower cost interim solution in the current, capital-constrained environment. See Special Factors—Section 7 ("Motorola Evaluation of Next Level and Projections"). Accordingly, Motorola concluded that with further cost reduction efforts and application of additional manufacturing, engineering and sales resources achievable if Next Level were integrated into Motorola's broadband operations, Motorola and Next Level could better position the VDSL solution in the marketplace.

        THE FULL TEXT OF THE REPORT OF RHK, DATED DECEMBER 13, 2002, IS ATTACHED TO THE SCHEDULE TO, FILED ON JANUARY 27, 2003 IN CONNECTION WITH THE OFFER AS EXHIBIT (C)(II) AND IS INCORPORATED HEREIN BY THIS REFERENCE. COPIES OF THE REPORT MAY BE OBTAINED FROM THE SEC. SEE THE TENDER OFFER—SECTION 6 ("CERTAIN INFORMATION CONCERNING NEXT LEVEL"). HOLDERS OF THE SHARES ARE URGED TO, AND SHOULD, READ SUCH REPORT IN ITS ENTIRETY. THE REPORT DOES NOT CONSTITUTE A RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER SHARES IN THE OFFER.

        Copies of the Report of RHK are also available for inspection and copying at the principal executive offices of Motorola during regular business hours by any Next Level shareholder or its representative who has been so designated in writing, and will be provided to any such shareholder or representative upon written request at the expense of the requesting party. Next Level shareholders interested in obtaining a copy of the Report of RHK should contact Motorola at 1303 East Algonquin Road, Schaumburg, Illinois 60196, ATTN: Investor Relations.

        RHK did not prepare its report to recommend or provide support for a fair or appropriate offer price for the Shares not held by Motorola. The report was intended to serve as a guide for Motorola management in assessing its investment in Next Level and Next Level's strategic alternatives. RHK presented its findings to Motorola management and answered related questions.

        The information and analyses on which RHK based its report (whether developed independently by RHK from industry sources or provided by Next Level or Motorola) were not prepared with a view toward public disclosure. The information and analyses were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of RHK, Motorola or Next Level, including without limitation factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those included in such projections.

        RHK's advice was necessarily based on economic market or other conditions and the information made available to RHK in the preparation of its report. In preparing its report, RHK relied on, and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or furnished to RHK by Next Level or Motorola or otherwise reviewed by RHK. Except as stated in the report, RHK was not asked to make, and did not assume responsibility for making, any independent evaluation of Next Level or its VDSL technology, and RHK did not verify and has not assumed any responsibility for making any independent verification of the information that RHK reviewed. In addition, RHK did not conduct any valuation or appraisal of Next Level, or its assets or liabilities, nor have any such valuations or appraisals been provided to RHK.

9.    PRELIMINARY REPORT OF JPMORGAN TO MOTOROLA

        Motorola retained JPMorgan in December 2002 as its financial advisor in connection with a potential offer. JPMorgan is one of Motorola's advisers for financial advisory and financing services including corporate advisory, debt underwriting, equity underwriting, loan syndication and other investment banking services. In selecting JPMorgan to represent Motorola as a financial advisor, Motorola considered primarily JPMorgan's qualifications and knowledge of the business affairs of Motorola and Next Level, as well as the reputation of JPMorgan as an internationally recognized investment banking firm that has substantial experience in transactions similar to the Offer.

        At the request of Motorola, JPMorgan prepared a Preliminary Report (the "Preliminary Report") that was intended to serve as a guide for discussions with Motorola's management in connection with Motorola's potential acquisition of the Shares. On January 9, 2003, JPMorgan presented the Preliminary Report to Motorola's management and answered related questions. JPMorgan was not asked to and has not delivered a fairness opinion to Motorola in connection with the Offer. JPMorgan did not prepare the Preliminary Report to recommend or provide support for a fair or appropriate offer price for the Shares not held by Motorola. Had JPMorgan intended to do so, the information and comparisons presented in the Preliminary Report may have been different.

        THE FULL TEXT OF THE PRELIMINARY REPORT OF JPMORGAN DATED JANUARY 9, 2003, IS ATTACHED TO THE SCHEDULE TO, FILED ON JANUARY 27, 2003 IN CONNECTION WITH THE OFFER AS EXHIBIT (C)(I) AND IS INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PRELIMINARY REPORT MAY BE OBTAINED FROM THE SEC. SEE THE TENDER OFFER—SECTION 6 ("CERTAIN INFORMATION CONCERNING NEXT LEVEL"). HOLDERS OF SHARES ARE URGED TO, AND SHOULD, READ SUCH REPORT IN ITS ENTIRETY. THE PRELIMINARY REPORT DOES NOT CONSTITUTE A RECOMMENDATION AS TO WHETHER ANY HOLDER OF SHARES SHOULD TENDER THEIR SHARES IN THE OFFER.

        Copies of the Preliminary Report are also available for inspection and copying at the principal executive offices of Motorola during regular business hours by any Next Level shareholder or its representative who has been so designated in writing, and will be provided to any such shareholder or representative upon written request at the expense of the requesting party. Next Level shareholders interested in obtaining a copy of the Preliminary Report should contact Motorola at 1303 East Algonquin Road, Schaumburg, Illinois 60196, ATTN: Investor Relations.

        In providing financial advice and preparing the Preliminary Report, JPMorgan, among other things:

  •
  Reviewed certain publicly available business and financial information concerning Next Level and the industry in which the business operates;

  •
  Reviewed Next Level's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 and Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

  •
  Compared the proposed financial terms and considerations of the transaction with the publicly available financial terms of certain minority buy-in transactions JPMorgan deemed relevant;

  •
  Compared the financial and operating performance of Next Level with publicly available information concerning certain other companies JPMorgan deemed relevant;

  •
  Reviewed current and historical market prices at which Shares and the shares of certain other publicly traded indices have traded;

  •
  Analyzed equity research analysts' price target ranges for the Shares;

  •
  Reviewed Next Level share prices, implied multiples and financial metrics at various offer premiums;

  •
  Reviewed certain internal financial forecasts prepared by the management of Motorola relating to the business of Next Level;

  •
  Performed discounted cash flow analysis with respect to Next Level on projections provided by Motorola management; and

  •
  Performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate during the course of providing financial advice.

        SUMMARY OF PRELIMINARY REPORT PREPARED BY JPMORGAN.    The following summaries include information presented in tabular format. You should read these tables together with the text of each summary. The summary set forth below does not purport to be, and is not, a complete description of the financial analyses or data undertaken or presented by JPMorgan.

        PRELIMINARY OBSERVATIONS.    JPMorgan's preliminary observations about Next Level were that (i) Motorola's historical relationship with Next Level (both commercial and financial) artificially supports Next Level's enterprise value, (ii) Next Level's Share price of $0.87 as of January 6, 2003, bears no semblance to Next Level's fundamental value, and (iii) Motorola's relationship with Next Level also absorbs a disproportionate amount of Motorola resources.

        HISTORICAL SHARE PRICE SUMMARY.    JPMorgan compared Next Level's historical share price performance to selected public equity indexes including the S&P 500 and the S&P Technology Super Composite Index. JPMorgan also compared Next Level's historical share price performance to an index consisting of comparable telecommunications equipment suppliers, including ADTRAN, Inc., Advanced Fibre Communications, Inc., Alcatel SA, Copper Mountain Networks, Inc., ECI Telecom Ltd., Paradyne Networks, Inc. and UTStarcom, Inc. Based on historical performance over three months, six months and one year, JPMorgan concluded that Next Level's share price underperformed that of its peer-index and all three major indexes over the last year. JPMorgan compiled and presented historical trading activity at various share prices for the Shares during the (i) last twelve month period and (ii) last two year period. JPMorgan determined that the weighted average prices for the two periods were $1.34 and $4.44, respectively and the total shares traded during each of the two periods were 44.4 million shares and 123.8 million shares, respectively. JPMorgan also determined that 78% of Next Level's outstanding publicly owned Shares were traded at or below $1.60 over the last twelve months.

        SHAREHOLDER BASE.    JPMorgan provided to the management of Motorola analyses of the Next Level shareholder base. The analyses were based on publicly available information. In these analyses JPMorgan estimated that based on information available to it as of the date of the report (i) institutional shareholders owned approximately 10% of the Shares not owned by Motorola and (ii) of the institutional shareholders, approximately 93% were index funds. JPMorgan also performed an analysis of the minority shareholders of Next Level Shares and calculated the aggregate value of the minority Shares at various premiums.

        BID PREMIUM SUMMARY.    JPMorgan calculated hypothetical bid premiums represented by a range of various bid prices between $0.87 and $1.13 compared to:

  •
  52 week low of the Shares

  •
  52 week high of the Shares

  •
  Average prices of the Shares for (i) the five trading day period ending January 6, 2003, (ii) the twenty trading day period ending January 6, 2003, and (iii) the ninety trading day period ending January 6, 2003;

A summary of the results follows:

	Premium to current share price
	0.0%	5.0%	10.0%	15.0%	20.0%	25.0%	30.0%
Implied share price
	$0.87	$0.91	$0.96	$1.00	$1.04	$1.09	$1.13
Premium to:
Premium to 52-week low ($0.56)	55.2%	62.9%	70.7%	78.5%	86.2%	94.0%	101.7%
Premium to 52-week high ($3.83)	(77.3%)	(76.2%)	(75.0%)	(73.9%)	(72.8%)	(71.6%)	(70.5%)
Premium to 5 days prior ($0.85)	1.8%	6.8%	11.9%	17.0%	22.1%	27.2%	32.3%
Premium to 20 days prior ($0.83)	4.9%	10.1%	15.3%	20.6%	25.8%	31.1%	36.3%
Premium to 90 days prior ($0.80)	8.5%	14.0%	19.4%	24.8%	30.3%	35.7%	41.1%

        COMPARABLE PUBLICLY TRADED COMPANIES.    JPMorgan compared the Company to comparable telecommunications equipment suppliers ADTRAN, Inc., Advanced Fibre Communications, Inc., Alcatel SA, Copper Mountain Networks, Inc., ECI Telecom Ltd., Paradyne Networks, Inc., and UTStarcom, Inc. JPMorgan concluded that based on a multiple of revenues used for similar comparables, Next Level had a per Share value in the range of ($1.17) based on Wall Street analysts' projections of Next Level's 2003 revenues to ($0.41) based on Motorola's base case financial projection for Next Level's 2003 revenues.

        DISCOUNTED CASH FLOW ANALYSIS.    JPMorgan conducted a discounted cash flow per Share ("DCF") analysis of Next Level. In performing its analysis, JPMorgan relied upon three cases of estimates for Next Level for each year from 2003 through 2012 developed with Motorola management. These estimates consisted of (i) base case assumptions, (ii) high case assumptions, and (iii) low case assumptions. Each case was based on numerous assumptions regarding the financial performance of Next Level. JPMorgan assumed a terminal value based on the perpetuity growth method using a 3% revenue growth rate. The other principal assumptions upon which JPMorgan based its analyses are set forth in the full text of the Preliminary Report, which is attached as Exhibit (c)(i) to the Schedule TO filed on January 27, 2003 in connection with the Offer. The unlevered free cash flows were discounted to present value (assuming a January 13, 2003 valuation date) using discount rates of 17% to 19%. This analysis yielded an illustrative value range for Next Level of between ($2.69) and ($0.77) per share under the base and high case assumptions. Due to unprofitability and high funding requirements, Motorola and JPMorgan determined that the low case assumptions did not constitute a viable business model.

        PREMIUM SUMMARY OF RECENT TRANSACTIONS.    JPMorgan reviewed and compared 27 recent transactions involving the acquisition of all outstanding shares of target companies by their respective 95% to 75% shareholders and reported: (i) the initial offer price; (ii) the implied initial offer premium over the market price one week prior to announcement; (iii) the final offer price; and (iv) the implied percent increase over the initial offer price. The 27 transactions consisted of 21 all-cash transactions, five all-stock transactions and one transaction with both cash and stock consideration. JPMorgan determined that, for the 21 all cash transactions, (a) the mean and median offer premium over the market price one week prior to announcement was approximately 24.7% and 19.3%, respectively, and (b) the mean and median bid increase over the initial offer was approximately 12.0% and 11.7%, respectively. The JPMorgan analysis applied premiums of 10% to 20% to Next Level's closing share price on January 6, 2003, yielding an illustrative value range of approximately $0.96 to $1.04 per Share.

        No company or transaction reviewed by JPMorgan in its report to Motorola's management is identical to Next Level or the Offer, as the case may be. Accordingly, the values of such companies or transactions, as the case may be, should not be construed as illustrative of a value for Next Level or the Shares.

        EQUITY ANALYSTS' PRICE TARGETS.    JPMorgan also advised the management of Motorola that, at the time of its analysis, equity research analyst reports available to JPMorgan had established 12-18 month price targets for the Shares ranging from $0.25 to $1.00 per Share.

        JPMorgan did not receive any forecasts from Next Level as to its projected financial performance other than guidance from Motorola's management. The projections for Next Level furnished to JPMorgan were prepared by Motorola management. Such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

        JPMorgan's advice was necessarily based on economic market and other conditions as in effect on, and the information made available to JPMorgan as of the date of, the Preliminary Report. In providing financial advice and preparing the Preliminary Report, JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to JPMorgan by Motorola or otherwise reviewed by JPMorgan, and has not assumed any responsibility or liability therefor. JPMorgan was not asked to make, and has not assumed responsibility for making, any independent evaluation of Next Level, and did not verify and has not assumed any responsibility for making any independent verification of the information JPMorgan reviewed. In addition, JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to JPMorgan. JPMorgan also assumed that there have been no material changes in Next Level's condition, results of operations, business or prospects since the date of the most recent financial statements made available to JPMorgan and JPMorgan does not have any obligation to update, revise or reaffirm the Preliminary Report. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. JPMorgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

        JPMorgan, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. JPMorgan is familiar with Motorola, having acted as its financial advisor in connection with the Offer and has also provided certain investment banking services to Motorola from time to time, and may provide investment banking services to Motorola in the future. JPMorgan provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Motorola and Next Level for its own account and for the account of customers.

        JPMorgan was retained as the Dealer Manager for the Offer in January 2003. See The Tender Offer—Section 13 ("Fees and Expenses") for a description of the fee arrangement between JPMorgan and Motorola.

10.  MOTOROLA'S POSITION REGARDING THE FAIRNESS OF THE OFFER

        The rules of the SEC require Motorola to express its belief as to the fairness of the Offer to Next Level's shareholders who are not affiliated with Motorola. Motorola believes that the Offer is both financially and procedurally fair to Next Level's shareholders who are not affiliated with Motorola based on the following:

        The Offer is conditioned upon the tender of a majority of the Shares not owned by Motorola or certain other persons as set forth in "Introduction—Minimum Tender Condition." The Minimum Tender Condition is not waivable. Motorola believes that the Next Level shareholders are sophisticated investors capable of evaluating the fairness of the Offer and an informed decision by holders of a majority of Shares provides meaningful procedural protections for Next Level shareholders.

        The $1.04 per share cash consideration payable in the Offer represents a 14.4% premium to the closing price on January 10, 2003, the last trading day prior to public announcement of the Offer, a 28.6% premium to the average closing price for September 4, 2002 through January 10, 2003, a 22.6% premium to the average closing price for the period between December 20, 2002 and January 10, 2003, and a 17.7% premium to the average closing price for the period between January 6, 2003 and January 10, 2003.

        Motorola believes Next Level's prospects are made highly uncertain by a lack of resources (including research, development and available financing), and a current inability to attract large customers sufficient to develop economies of scale necessary in its business. The lack of resources and scalability of Next Level's business substantially impairs Next Level's long-term competitive position.

        Motorola believes that the decline in the trading price of the Shares over the last two years has reflected broader adverse market trends affecting telecommunications equipment suppliers, especially those that lack scale and financial resources. Because Motorola does not see any basis for believing these broader adverse market trends will reverse in the near future and given Next Level's immediate funding needs, Motorola believes the opportunity for all Next Level shareholders to sell their Shares for $1.04 is beneficial to them.

        In fact, Motorola believes that the $1.04 price substantially exceeds the fair value of the Shares. The price is: (i) $1.71 in excess of tangible book value per share of ($0.67) as of September 30, 2002; (ii) $1.81 in excess of the value of the shares determined by a discounted cash flow analysis prepared by JPMorgan of Motorola's high case projections for Next Level for 2003 and 2004; and (iii) $3.71 in excess of the value determined by a discounted cash flow analysis prepared by JPMorgan of Motorola's base case projections for Next Level for 2003 and 2004. Based on the JPMorgan Preliminary Report, the $1.04 price is also $1.45 to $2.21 per Share higher than the value that would be indicated by the trading prices of shares of other comparable public companies. See Special Factors—Section 9 ("Preliminary Report of JPMorgan to Motorola") and the full text of the Preliminary Report of JPMorgan, dated January 9, 2002, which is attached to the Schedule TO filed on January 27, 2003, as Exhibit (c)(i).

        A summary of the Offer price compared to these metrics is as follows:

Offer Price vs. Comparable Share Metrics

Offer Price	Tangible Book Value	High Case DCF	Base Case DCF	Comparables
$1.04	($0.67)	($0.77)	($2.67)	($0.41)-($1.17)

        Motorola has, since March 2002, purchased shares of Preferred Stock, which are senior to shares of Next Level common stock in liquidation, dividends and other distributions and have certain other preferential rights described on Schedule C. The purchase price paid by Motorola in each of those transactions was determined based on the average closing price of the Shares on the five (5) trading days prior to the transaction. For example, the last such purchase occurred in December 2002, at which Motorola paid $830.00 per share of Series A-2 Preferred Stock. Each share of Series A-2 Preferred Stock had the right to vote as and convert into 1,000 shares of Next Level common stock, reflecting an effective price of $0.83 per Share. The purchase price included in the Offer reflects a 25.3% premium over that purchase price (treating such shares of preferred stock on an "as converted" basis). For a description of the rights and preferences of the Series A-2 Preferred Stock, see Schedule C.

        Motorola's belief that the offer is procedurally and substantively fair, however, should not be construed as a recommendation as to whether you should tender your Shares. Motorola has not considered other factors, other than as stated above, regarding the fairness of the Offer to Next Level shareholders who are not affiliated with Motorola. In particular, Motorola has not independently considered with respect to the fairness of the Offer:

  •
  liquidation value, which Motorola does not believe to be relevant because a substantial portion of the proceeds of any liquidation would be paid to Next Level's creditors and holders of preferred stock before any distributions are made in respect of the Shares. Motorola believes the remainder of any such proceeds, if any, would be minimal.

  •
  other recent firm offers for Next Level, as Motorola is not aware of any.

11.  OTHER NEXT LEVEL INFORMATION OR PROJECTIONS

        Two executives of Motorola are elected as directors of Next Level by class vote of Motorola's share of Next Level Common Stock. In their capacities as directors of Next Level, these directors from time to time receive non-public information concerning Next Level. This information includes financial updates and projections. These individuals have had no involvement in the decisions of Motorola with respect to this Offer. Motorola does not believe information received by these individuals in their capacities as directors and not communicated to others at Motorola is in the possession of Motorola for purposes of its disclosure requirements under the federal securities laws and accordingly Motorola is not disclosing any such information.

        Next Level is required by the federal securities laws to provide Next Level shareholders with a Solicitation Recommendation Statement on Schedule 14D-9 within ten (10) business days from the date hereof. This will contain important information and may include any material non-public information that Next Level believes is necessary for shareholders to make a decision with respect to the Offer. Motorola urges all Next Level shareholders to carefully review this document. In addition, Next Level has indicated that it will release its fourth quarter earnings on February 4, 2003, and Next Level shareholders should consider this earnings information when it is available.

THE TENDER OFFER

1.    TERMS OF THE OFFER

        Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in The Tender Offer—Section 10 ("Certain Conditions of the Offer") and; if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions")), Motorola will accept for payment, and pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by The Tender Offer—Section 4 ("Rights of Withdrawal"). The term "Expiration Date" means 5:00 p.m., New York City time, on Tuesday, February 25, 2003, unless Motorola shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Motorola, shall expire. The period until 5:00 p.m., New York City time, on Tuesday, February 25, 2003, as such may be extended is referred to as the "Offering Period."

        Motorola may elect, in its sole discretion, to provide a subsequent offering period of three (3) to twenty (20) business days (the "Subsequent Offering Period"). A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which shareholders may tender Shares not tendered during the Offering Period. If Motorola decides to provide for a Subsequent Offering Period, Motorola will make an announcement to that effect by issuing a press release no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

        Subject to the applicable rules and regulations of the SEC, Motorola expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary and issuing a press release announcing the extension in accordance with applicable SEC rules. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the terms of the Offer, including the right of a tendering shareholder to withdraw such shareholder's Shares. See The Tender Offer—Section 4 ("Rights of Withdrawal"). Subject to the applicable regulations of the SEC, Motorola also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, if any of the Offer Conditions are not then satisfied and (ii) to waive any condition and to add, supplement or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination, amendment, waiver or change to the Depositary and by making a public announcement thereof. Notwithstanding anything in this paragraph to the contrary, the Minimum Tender Condition may not be waived. If Motorola elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of twenty (20) business days) by giving oral or written notice of such extension to the Depositary. If Motorola accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period. Motorola confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

        Any delay, termination, amendment, waiver or change of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which Motorola may choose to make any public announcement, Motorola shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

        Motorola confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Motorola will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.

        If, during the Offering Period, Motorola, in its sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten (10) business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

        Motorola is making a request of Next Level for the use of Next Level's shareholder list and security position listings for the purpose of disseminating the Offer to shareholders. Upon compliance by Next Level with such request and Rule 14d-5 pertaining to such request, this Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.    ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

        Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Motorola will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, Motorola expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See The Tender Offer—Section 10 ("Certain Conditions of the Offer"). In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

        For purposes of the Offer, Motorola will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Motorola gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from Motorola and transmitting such payments to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in The Tender Offer—Section 3 ("Procedure for Tendering Shares"), such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

        Motorola reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Motorola of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.    PROCEDURE FOR TENDERING SHARES

        VALID TENDER.    To tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering shareholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Motorola may enforce such agreement against the participant.

        BOOK-ENTRY DELIVERY.    The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

  DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHAREHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        SIGNATURE GUARANTEES.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        GUARANTEED DELIVERY.    A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

  (i)
  such tender is made by or through an Eligible Institution;

  (ii)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Motorola, is received by the Depositary, as provided below, prior to the Expiration Date; and

  (iii)
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. is open for business.

  (iv)
  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        OTHER REQUIREMENTS.    Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a timely Book-Entry Confirmation with respect to such Shares into the Book-Entry Transfer Facility), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY MOTOROLA, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

        TENDER CONSTITUTES AN AGREEMENT.    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Motorola upon the terms and subject to the conditions of the Offer.

        APPOINTMENT.    By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints the officers and designees of Motorola as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Motorola and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after January 27, 2003. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Motorola deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Motorola's officers or designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of Next Level, by written consent in lieu of any such meeting or otherwise. Motorola reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Motorola's payment for such Shares, Motorola must be able to exercise full voting rights with respect to such Shares.

        DETERMINATION OF VALIDITY.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Motorola in its sole discretion, which determination will be final and binding. Motorola reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Motorola's counsel, be unlawful. Motorola also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Motorola, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Motorola's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

        BACKUP WITHHOLDING.    In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 30%. All shareholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Motorola and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign shareholders should complete and sign the main signature form and a Form W-8BEN Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

4.    RIGHTS OF WITHDRAWAL

        Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the termination of the Offering Period and, unless theretofore accepted for payment by Motorola pursuant to the Offer, may also be withdrawn at any time after Thursday, March 27, 2003. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in The Tender Offer—Section 3 ("Procedure for Tendering Shares"), any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Motorola, in its sole discretion, which determination shall be final and binding. None of Motorola, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in The Tender Offer—Section 3 ("Procedure for Tendering Shares") at any time prior to the Expiration Date.

        If Motorola extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Motorola's rights under this Offer, the Depositary may, nevertheless, on behalf of Motorola, retain tendered

Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4 ("Rights of Withdrawal").

5.    PRICE RANGE OF SHARES; DIVIDENDS

        The Shares are quoted on the Nasdaq National Market under the symbol "NXTV." The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Shares on the Nasdaq National Market based upon public sources:

	Sales Price
Calendar Year
	High	Low
2001
First Quarter	$14.69	$5.02
Second Quarter	$12.18	$3.16
Third Quarter	$6.45	$1.40
Fourth Quarter	$6.44	$2.60
2002
First Quarter	$3.56	$1.38
Second Quarter	$1.91	$0.83
Third Quarter	$1.47	$0.72
Fourth Quarter	$1.10	$0.58

        On January 10, 2003, the last full trading day prior to announcement of the Offer, the reported closing price of the Shares on the Nasdaq National Market was $0.91 per Share. On January 24, 2003, the last full trading day prior to commencement of the Offer, the reported closing price of the Shares on the Nasdaq National Market was $1.22 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

        To date, Next Level has never paid a dividend on the Shares.

6.    CERTAIN INFORMATION CONCERNING NEXT LEVEL

        Next Level is a Delaware corporation with its principal executive offices located at 6085 State Farm Drive, Rohnert Park, California 94928. Next Level has described itself in its Form 10-Q for the quarter ended on September 30, 2002, on file with the SEC as follows:

  A leading provider of broadband communications systems that enable telephone companies and other emerging communications service providers to cost-effectively deliver voice, data and video services over the existing copper wire telephone infrastructure.

        As of the date hereof, (i) Motorola does not know whether or not any executive officer, director or affiliate of Next Level intends to tender Shares in the Offer, (ii) none of Next Level, its executive officers, directors or affiliates have made any public recommendation with respect to the Offer and (iii) Next Level has not made public any appraisal, report or opinion on the fairness of this transaction. Under Rule 14e-2, Next Level's board of directors must state its position with respect to this Offer within ten (10) business days of the date of this Offer to Purchase.

NEXT LEVEL COMMUNICATIONS, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth summary historical consolidated financial data for Next Level as of and for the nine months ended September 30, 2002 and 2001 and as of and for each of the years ended December 31, 2001 and 2000.

        This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Next Level's Annual Report on Form 10-K for the year ended December 31, 2001 as amended and the unaudited consolidated interim financial statements and other financial information contained in Next Level's Quarterly Reports on Form 10-Q for the quarterly periods ended on March 31, 2002, June 30, 2002 and September 30, 2002 as amended, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by Next Level with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 in Next Level's Annual Report on Form 10-K for the year ended December 31, 2001 and Item 1 in Next Level's Quarterly Report on Form 10-Q for the quarterly period ended on September 30, 2002, are hereby incorporated herein by this reference. Copies of such reports and other documents may be examined at or obtained from the SEC and Nasdaq in the manner set forth below. See The Tender Offer—Section 6 ("Certain Information Concerning Next Level").

	For Nine Months Ended September 30		For the Years Ended December 31
	2002	2001	2001	2000
	Numbers in Thousands
Income Statement Data
Revenues	$43,200	$80,840	$93,245	$150,091
Total operating costs and expenses	84,334	219,969	266,612	230,356
Net income (loss)	(63,091)	(152,302)	(208,606)	(74,838)
Balance Sheet Data
Current assets	91,991	115,053	105,691	187,232
Non-current assets	42,064	80,989	48,344	88,484
Current liabilities	75,627	88,088	57,906	101,967
Non-current liabilities and redeemable convertible preferred stock	116,454	67,499	104,428	15,000
Total Shareholder's equity	(58,026)	40,455	(8,299)	158,749
Cash dividends declared per common share	0	0	0	0
Average shares of common stock outstanding	86,210	85,115	85,278	81,930

        Next Level historically has not reported a ratio of earnings to fixed charges.

COMPARATIVE PER SHARE DATA

        The following table sets forth certain historical per share data for Next Level. Basic and diluted earnings per common share and book value per share is presented for the nine months ended September 30, 2002 and 2001 and for each of the years ended December 31, 2001 and 2000.

	For Nine Months Ended September 30		For the Years Ended December 31
	2002	2001	2001	2000
Basic net income (loss) per share	$(0.78)	$(1.79)	$(2.45)	$(0.91)
Book value per share	$(0.67)	$0.48	$(0.10)	$1.94

        Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing shareholders' equity by the weighted average number of shares of common stock outstanding.

        Except as otherwise set forth herein, the information concerning Next Level contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Motorola, the Information Agent and the Dealer Manager have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Motorola, the Information Agent and the Dealer Manager cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Next Level to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Motorola, the Information Agent or the Dealer Manager.

        AVAILABLE INFORMATION.    Next Level is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Next Level's directors and officers, their remuneration, stock options granted to them, the principal holders of Next Level's securities, any material interests of such persons in transactions with Next Level and other matters is required to be disclosed in proxy statements distributed to Next Level's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549 and also should be available for inspection and copying at the regional offices of the SEC located at the SEC address above and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's Website at http://www.sec.gov.

7.    CERTAIN INFORMATION CONCERNING MOTOROLA

        Motorola is a corporation incorporated under the laws of the State of Delaware and has its principal executive offices at 1303 East Algonquin Road, Schaumburg, Illinois 60196. Motorola directly and through its subsidiaries owns 64,103,724 Shares, representing approximately 74% of the outstanding Shares. These Shares were acquired by Motorola and its wholly owned subsidiary, General Instrument, as described in Special Factors—Section 2 ("Background of Motorola's Continued Investment In and Support of Next Level"), and shown in Schedule B to this Offer to Purchase. Motorola also owns the securities, warrants and has the other rights described in Special Factors—Section 2 ("Background of Motorola's Continued Investment In and Support of Next Level") and on Schedule C. Unless the context otherwise requires, references herein to Motorola agreeing to take or refrain from taking business actions include Motorola's causing its subsidiaries to so act or refrain. Motorola has made no arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense.

        Motorola is a global leader in providing integrated communications solutions and embedded electronic solutions. These include: (i) software-enhanced wireless telephone, two-way radio, messaging products and systems, as well as networking and Internet-access products, for consumers, network operators, and commercial, government and industrial customers; (ii) end-to-end systems for the delivery of interactive digital video, voice and high-speed data solutions for broadband operations; (iii) embedded semiconductor solutions for customers in the networking and computing, transportation wireless communications and digital consumer/home networking markets; and (iv) embedded electronic systems for automotive, industrial, transportation, navigation, communications and energy systems markets.

        AVAILABLE INFORMATION.    Additional information concerning Motorola is set forth in Motorola's Annual Report on Form 10-K for the year ended December 31, 2001 and subsequent Quarterly Reports on Form 10-Q, which reports may be obtained from the SEC in the manner set forth with respect to information concerning Next Level in The Tender Offer—Section 6 ("Certain Information Concerning Next Level").

        FORWARD LOOKING DISCLAIMER.    Statements that Motorola may publish, including those included in this Offer to Purchase, that are not purely historical and that relate to the Offer, Merger, Motorola, Next Level or their businesses or proposals are "forward-looking statements." These statements are based on Motorola management's current expectations and involve risks and uncertainties which include (i) whether the conditions to the Offer will be satisfied, (ii) following the consummation of the Offer and the Merger, Motorola's ability to successfully reintegrate Next Level operations, retain key employees and reduce costs, (iii) general economic factors and capital market conditions and (iv) general industry trends (including trends relating to Next Level's products or prospects as an independent company or as reintegrated with Motorola's broadband operations). Motorola wishes to caution the reader that these factors, as well as other factors described in Motorola's SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements.

        The name, citizenship, business address, business telephone number, current principal occupation (including the name, principle business and address of the organization in which such occupation is conducted), and material positions held during the past five (5) years (including the name, principle business and address of the organization in which such occupation was conducted), of each of the directors and executive officers of Motorola are set forth in Schedule A to this Offer to Purchase.

        Except as set forth under Special Factors or on Schedule B hereto, neither Motorola nor, to the best of its knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in Shares in the past sixty (60) days. Schedule C hereto describes any acquisitions of Next Level's securities by Motorola during the past two (2) years.

        Except as set forth under Special Factors or Schedule C hereto, there have been no negotiations, transactions or material contacts during the past two (2) years between Motorola, or, to the best of its knowledge, any of the persons listed in Schedule A hereto, on the one hand, and Next Level or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets nor to the best knowledge of Motorola have there been any such negotiations or material contacts between subsidiaries, executive officers and directors. Except as described under Special Factors, neither Motorola nor, to the best of its knowledge, any of the persons listed in Schedule A hereto, has since the date hereof had any transaction with Next Level or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

8.    MERGER AND APPRAISAL RIGHTS; "GOING PRIVATE" RULES

        MERGER.    If, pursuant to the Offer, Motorola acquires Shares which, together with Shares beneficially owned by Motorola and its subsidiaries, constitute at least 90% of the outstanding Shares, Motorola will transfer (and cause any such affiliates to transfer) the Shares owned by Motorola and any such subsidiaries to General Instrument or another wholly owned subsidiary of Motorola to permit General Instrument or such other subsidiary to consummate a "short-form" merger pursuant to Section 253 of the DGCL promptly following completion of the Offer. Section 253 of the DGCL provides that if General Instrument or such other wholly owned subsidiary owns at least 90% of the outstanding Shares and all other classes of Next Level stock, General Instrument or such other subsidiary may merge Next Level into itself by executing, acknowledging and filing, in accordance with Section 103 of the DGCL, a certificate of such ownership and merger setting forth a copy of the resolution of General Instrument's or such other subsidiary's board of directors to so merge (including a statement of the terms and conditions of the merger and the consideration to be paid upon surrender of Shares not owned by Motorola or its subsidiaries) and the date of its adoption. Under Section 253 of the DGCL, such a merger of Next Level with General Instrument or such other subsidiary would not require the approval or any other action on the part of the Board of Directors or the shareholders of Next Level. Therefore, if at least 90% of the outstanding Shares are acquired pursuant to the Offer or otherwise, Motorola will be able to, and intends to, effect the Merger without meeting or vote of Next Level's shareholders or directors.

        The Offer is conditioned on Motorola's obtaining a number of Shares in the Offer sufficient for it and/or its subsidiaries to own at least 90% of the Shares, unless waived. Motorola believes that its presently exercisable warrants and preferred stock conversion rights are sufficient for Motorola directly or indirectly to obtain 90% of the Shares of Next Level if the Minimum Tender Condition is satisfied. Motorola may (but is not obligated to) proceed with the Offer and exercise those rights to the extent necessary to achieve 90% of the Shares and effectuate a "short form" merger as described above.

        Alternatively, whether or not the Offer is consummated, Motorola might seek to effect a merger of General Instrument or another subsidiary of Motorola with Next Level pursuant to Section 251 of the DGCL. Under Next Level's Certificate of Incorporation and the DGCL, approval of the Board of Directors of Next Level and a vote of at least a majority of the outstanding Shares of Next Level entitled to vote thereon would be required to approve such a merger. Even if the Minimum Tender Condition is not satisfied, Motorola presently has a sufficient number of votes to effect the shareholder approval of a merger pursuant to Section 251 of the DGCL, which approval could be effected by a vote at a meeting of shareholders or by written consent. Approval of such a merger would nonetheless also require the approval of Next Level's board of directors.

  THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH MOTOROLA MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

        APPRAISAL RIGHTS.    Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares who has not tendered his Shares in the Offer and has neither voted in favor of the Merger nor consented thereto in writing and who properly demands an appraisal of their shares under Section 262 of the DGCL will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid from the date of the Merger. Delaware law defines such fair value as the shareholder's proportionate interest in the corporation as a going concern. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

        If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the DGCL, the Shares of such shareholder will be converted into the cash consideration offered in the Merger. A shareholder may withdraw his demand for appraisal by delivery to Motorola of a written withdrawal of his demand for appraisal and acceptance of the Merger.

        The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached as Schedule D to this Offer to Purchase.

  FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

        "GOING PRIVATE" RULES.    Because Motorola is an affiliate of Next Level, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Next Level and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders prior to consummation of the Merger. Motorola has provided such information in this Offer to Purchase. Motorola does not presently intend to file a Form 15 to evidence the termination of Next Level's duty to file reports pursuant to Section 15(d) of the Exchange Act until after the Merger is complete.

9.    SOURCE AND AMOUNT OF FUNDS

        Motorola estimates that the total amount of funds required to purchase all of the outstanding Shares (other than those already owned directly or indirectly by Motorola) pursuant to the Offer and to pay related fees and expenses will be approximately $30 million. Motorola has sufficient resources to pay this amount and will pay these funds from its cash on hand.

10.  CERTAIN CONDITIONS OF THE OFFER

        Notwithstanding any other provision of the Offer, Motorola shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment or payment for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if (i) at the expiration of the Offering Period, the Minimum Tender Condition has not been satisfied or (ii) if on or after January 12, 2003, and at or prior to the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur:

  (a)
  there shall be threatened, instituted or pending any action, proceeding or application before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign which, (i) challenges the acquisition by Motorola of the Shares, seeks to restrain, delay or prohibit the consummation of the Offer or the transactions contemplated by the Offer or subsequent business combination or, seeks to obtain any material damages or otherwise directly or indirectly relates to the transactions contemplated by the Offer or other subsequent business combination, (ii) seeks to prohibit or impose material limitations on Motorola's acquisition, ownership or operation of all or any portion of its or Next Level's business or assets (including the business or assets of their respective affiliates and subsidiaries) or of the Shares (including, without limitation, the right to vote the Shares purchased by Motorola, on an equal basis with all other Shares, on all matters presented to the shareholders of Next Level), or seeks to compel Motorola to dispose of or hold separate all or any portion of its own or Next Level's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Offer or subsequent business combination, (iii) might adversely affect Next Level or Motorola, or any of their respective affiliates or subsidiaries (an "Adverse Effect"), or result in a diminution in the value of the Shares or the benefits expected to be derived by Motorola as a result of the transactions contemplated by the Offer or subsequent business combination and the Merger (a "Diminution in Value"), or (iv) seeks to impose any condition to the Offer unacceptable to Motorola; or

  (b)
  any statute, including without limitation any state anti-takeover statute, rule, regulation, order or injunction, shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable or which becomes applicable or asserted to be applicable to the Offer or any subsequent business combination or the transactions contemplated by the Offer or subsequent business combination that might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above, including any determination or assertion by any governmental authority that a filing under the HSR Act (as defined herein) is required; or

  (c)
  any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that has or might have a material Adverse Effect on the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, results of operations or prospects of Next Level or any of its subsidiaries, or Motorola shall have become aware of any fact that has or might have such an Adverse Effect or results or might result in a Diminution in Value; or

  (d)
  there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

  (e)
  Next Level or any subsidiary of Next Level shall have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances (in accordance with the present terms thereof) pursuant to employee stock options outstanding on January 12, 2003) of any class (including, without limitation, the Shares) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of Next Level, (B) any other securities in respect of, in lieu of or in substitution for Shares outstanding on January 12, 2003, or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding Shares or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any Shares or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of Next Level that might, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value; or

  (f)
  Next Level or any of its subsidiaries shall have amended or proposed or authorized any amendment to its certificate of incorporation or bylaws or similar organizational documents or Motorola shall have learned that Next Level or any of its subsidiaries shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by Next Level and also set forth in filings with the SEC; or

  (g)
  a tender or exchange offer for some portion or all of the Shares shall have been commenced or publicly proposed to be made by another person (including Next Level or its subsidiaries), or it shall have been publicly disclosed or Motorola shall have learned that (i) any person (including Next Level or its subsidiaries), entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire more than 5% of the Shares, or shall have been granted any option or right, conditional or otherwise, to acquire more than 5% of the Shares, other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups who have publicly disclosed in a Schedule 13D or 13G (or amendments thereto on file with the SEC) such ownership on or prior to January 12, 2003; (ii) any such person, entity or group who has publicly disclosed any such ownership of more than 5% percent of the Shares prior to such date shall have acquired or proposed to acquire additional Shares constituting more than 1% of the Shares, or shall have been granted any option or right to acquire more than 1% of the Shares; (iii) any new group was, or is, formed which beneficially owns more than 5% of the outstanding Shares; (iv) any person, entity or group shall have entered into a definitive agreement or an agreement in principal or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving Next Level or any of its affiliates or subsidiaries; or (v) any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire Next Level or assets or securities of Next Level; or

  (h)
  Next Level and Motorola shall have reached an agreement or understanding that the Offer be terminated or amended or Motorola (or one of its affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire Next Level by merger or similar business combination, or purchase of Shares or assets of Next Level; or

  (i)
  any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has or might have an Adverse Effect or results or might result in a Diminution in Value; or

  (j)
  Next Level or any of its subsidiaries shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into or otherwise affected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such employee or employees as a result of or in connection with the transactions contemplated by the Offer or any subsequent business combination; which in the sole judgment in each case of Motorola with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment; or

  (k)
  Motorola and its subsidiaries shall not have acquired, as a result of the Offer, at least 90% of the Shares as of the date the Shares are accepted for payment pursuant to the Offer.

        The foregoing conditions in paragraphs (a) through (k) are for the sole benefit of Motorola and may be asserted by Motorola regardless of the circumstances (including any action or inaction by Motorola) giving rise to any such conditions, or may be waived by Motorola as a whole or in part at any time and from time to time in its sole discretion. The determination as to whether any condition has occurred shall be in the sole judgment of Motorola and will be final and binding on all parties. The failure by Motorola at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Notwithstanding the fact that Motorola reserves the right to assert the occurrence of a condition following acceptance for payment but prior to payment in order to delay payment or cancel its obligation to pay for properly tendered Shares, Motorola will either promptly pay for such Shares or promptly return such Shares.

        A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

11.  EFFECT OF NEXT LEVEL DISTRIBUTIONS ON TENDER OFFER

        If, on or after the date hereof, Next Level should (1) split, combine or otherwise change the Shares or its capitalization, (2) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (3) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options outstanding as of the date hereof, then, subject to the provisions of The Tender Offer—Section 10 ("Certain Conditions of the Offer"), Motorola, in its sole discretion, may make such adjustments as it deems appropriate in the offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

        If, on or after the date hereof, Next Level should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Motorola or its nominee or transferee on Next Level's stock transfer records, then, subject to the provisions of The Tender Offer—Section 10 ("Certain Conditions of the Offer") above, (1) the offer price and other terms of the Offer may, in the sole discretion of Motorola, be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of Motorola and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Motorola, accompanied by appropriate documentation of transfer, or (b) at the direction of Motorola, be exercised for the benefit of Motorola, in which case the proceeds of such exercise will promptly be remitted to Motorola. Pending such remittance and subject to applicable law, Motorola will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by Motorola in its sole discretion.

12.  CERTAIN LEGAL MATTERS

        GENERAL.    Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to Next Level, Motorola is not aware of any licenses or other regulatory permits which appear to be material to the business of Next Level and which might be adversely affected by the acquisition of Shares by Motorola pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Motorola pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Next Level's or Motorola's business or that certain parts of Next Level's or Motorola's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Motorola to elect to terminate the Offer without the purchase of the Shares thereunder. Motorola's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See The Tender Offer—Section 10 ("Certain Conditions of the Offer").

        ANTITRUST COMPLIANCE.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. As explained more fully below, however, the Offer is not a reportable transaction under the HSR Act.

        Motorola currently owns directly or beneficially more than 50% of the outstanding voting securities of Next Level. See The Tender Offer—Section 8 ("Merger and Appraisal Rights; 'Going Private' Rules"). Under HSR Act reporting regulations, this level of ownership means that Motorola is in "control" of Next Level for the purposes of such regulations. Based on the foregoing, Motorola believes no HSR Act filing is required in connection with the Offer and the Merger.

        FEDERAL RESERVE BOARD REGULATIONS.    Regulations G, T, U and X (the "Margin Regulations") promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Motorola is funding the acquisition of the Shares from its cash on hand. The Margin Regulations are thus inapplicable.

        SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW AND NEXT LEVEL'S CERTIFICATE OF INCORPORATION.    In general, Section 203 of the DGCL is an anti-takeover statute that prevents an "Interested Shareholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) of a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with such corporation for three years following the date such person became an Interested Shareholder unless (i) before such person became an Interested Shareholder, the board of directors of the corporation approved either the Business Combination or the transaction which resulted in such person becoming an Interested Shareholder; (ii) upon consummation of the transaction which resulted in such person becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an Interested Shareholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the Interested Shareholder.

        Section 203 provides that during such three-year period the corporation may not merge or consolidate with an Interested Shareholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Shareholder or any affiliate or associate thereof, including without limitation, (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a shareholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (ii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Shareholder, except pursuant to a transaction which effects a pro rata distribution to all shareholders of the corporation; (iii) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Shareholder (except as a result of immaterial changes due to fractional share adjustments); or (iv) any receipt by the Interested Shareholder of the benefit (except proportionately as a shareholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        A corporation may opt out of Section 203 in its Certificate of Incorporation. Although Next Level's Certificate of Incorporation expressly provides that Section 203 does not apply to Next Level, Article Seventh of Next Level's Certificate of Incorporation ("Article Seventh") incorporates the terms of Section 203, but expressly provides that General Instrument and its affiliates (which includes Motorola) are not "interested parties" for purposes of Section 203 and Article Seventh. Thus, Motorola believes the restrictions in Section 203 and Article Seventh are not applicable to any business combination between Motorola (or one of its subsidiaries) and Next Level.

        STATE TAKEOVER LAWS.    A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, shareholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds e.g. 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested shareholders.

        Motorola does not believe that any state takeover laws purport to apply to the Offer or the Merger. Motorola has not currently complied with any state takeover statute or regulation. Motorola reserves the right to challenge the applicability or validity of any state law purportedly applicable to the

Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Motorola might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Motorola might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Motorola may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer. See The Tender Offer—Section 10 ("Certain Conditions of the Offer").

        SHAREHOLDER LITIGATION.    On January 14, 2003, certain shareholders of Next Level filed four separate class action complaints in the Delaware Court of Chancery, New Castle County, against Motorola, Next Level and various directors of Next Level, captioned: (i) Barry Feldman v. J. Michael Norris, et al., Civil Action No. 20114; (ii) Robert Bruckner v. Next Level Communications, Inc., et al., Civil Action No. 20115; (iii) Fishoff Family Foundation v. Michael J. Norris, et al., Civil Action No. 20118; and (iv) Mary Gorton v. J. Michael Norris, et al., Civil Action No. 20119. Each of these actions was brought as a putative class action on behalf of all holders of Shares other than the defendants and persons related to or affiliated with the defendants. The complaints in the four actions generally allege that:

  •
  Motorola, Next Level and the individual Next Level directors breached their fiduciary duties as a result of the Offer;

  •
  the Offer price is inadequate; and

  •
  Motorola is engaging in unfair self-dealing, not acting in good faith towards Next Level's public shareholders and that the Offer is a product of the conflict of interest between Motorola and Next Level's public shareholders.

The lawsuits seek, among other things, to recover unspecified damages and costs and to enjoin or rescind the transactions contemplated by this Offer to Purchase.

        MOTOROLA BELIEVES THAT THESE LAWSUITS ARE ENTIRELY WITHOUT MERIT AND INTENDS TO DEFEND AGAINST THEM VIGOROUSLY.

        AGREEMENTS CONCERNING NEXT LEVEL SECURITIES.    Schedule C contains a description of the material terms of agreements of Motorola with regard to Next Level securities.

13.  FEES AND EXPENSES

        JPMorgan is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Motorola in connection therewith. Motorola has agreed to pay JPMorgan as compensation for its services as Dealer Manager and as financial advisor in connection with the Offer a fee of up to $1.25 million payable upon consummation of the Offer. Motorola has agreed to reimburse JPMorgan for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the Offer, and has agreed to indemnify JPMorgan, as well as the Information Agent and the Depositary, against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

        Motorola has also retained Georgeson Shareholder Communications Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and in person, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses and Motorola will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

        Motorola will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Motorola for customary mailing and handling expenses incurred by them in forwarding material to their customers.

        In addition, Next Level will incur its own fees and expenses in connection with the Offer.

        The following is an estimate of the fees and expenses to be incurred by Motorola:

Filing Fees	$2,800.00
Financial Advisors' Fees and Expenses	$1,250,000.00
Legal Fees and Expenses	$350,000.00
Accounting Fees and Expenses	$0.00
Depositary Fees	$20,000.00
Printing and Mailing Costs	$40,000.00
Miscellaneous	$17,500.00

Total	$1,680,300.00

        Motorola has not made any provisions in connection with this Offer for Next Level shareholders to access its files or for Motorola to provide counsel or legal advice to Next Level's shareholders at Motorola's expense. For discussion of Appraisal Rights see The Tender Offer—Section 8 ("Merger and Appraisal Rights; 'Going Private' Rules").

14.  MISCELLANEOUS

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Motorola may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

        Motorola is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

        Motorola has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement includes within it the information required by the SEC's Statement on Schedule 13E-3 relating to "going private" transactions. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in The Tender Offer—Section 6 ("Certain Information Concerning Next Level").

        No person has been authorized to give any information or make any representation on behalf of Motorola not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

MOTOROLA, INC.

        January 27, 2003

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF MOTOROLA, INC.

        The following persons are the executive officers and/or directors of Motorola as of the date of this Offer to Purchase. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. The following tables set forth the name, business address, present principal occupation, principal business and address of any corporation or other organization in which the employment or occupation is conducted, and material occupations, positions, offices or employment held within the past five years of each director and executive officer of Motorola. Unless otherwise specified, each person listed below is a citizen of the United States and has his or her principal business address at 1303 East Algonquin Road, Schaumburg, Illinois 60196.

EXECUTIVE OFFICERS

Name and Citizenship	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History
Christopher B. Galvin	Chairman of the Board and Chief Executive Officer	Mr. Galvin is Chairman of the Board and Chief Executive Officer. In June 1999, Mr. Galvin became Chairman of the Board. He served as President and Chief Operating Officer from 1993 until he became Chief Executive Officer on January 1, 1997. He has been a Director since 1988. He began working for Motorola in 1967 and he served in sales, sales management, marketing, product management, service management and general management positions in Motorola's various businesses.

Michael S. Zafirovski	President and Chief Operating Officer
Mr. Zafirovski has been President and Chief Operating Officer of Motorola since July 25, 2002. Prior to joining Motorola, Mr. Zafirovski spent 24-years at General Electric Company. He joined General Electric in 1975 and after a series of rotational assignments was promoted to the General Electric corporate audit staff in 1978. In 1996, after holding a series of increasingly more senior positions, Mr. Zafirovski was promoted to President of General Electric Lighting for Europe, Middle East and Africa. In 1999 Mr. Zafirovski became President and Chief Executive Officer of General Electric Lighting. Mr. Zafirovski also serves on the Board of Directors of United Way of Lake County and Children's Memorial Hospital in Chicago.
Francesco Caio Via Caldera 21 20153 Milano, Italy Italian Citizenship	Chief Executive Officer, Netscalibur
Mr. Caio is the Chief Executive Officer of Netscalibur, a pan-European IP services provider. He has been a Director of Motorola since 2000. Mr. Caio is also a member of the Board of Merloni Elettrodomestici, where he was Chief Executive Officer from 1997 to 2000. Merloni Elettrodomestici is the third-largest manufacturer of domestic appliances in Europe. Mr. Caio is a citizen of Italy.
Robert L. Barnett	Executive Vice President
Mr. Barnett has been an Executive Vice President of Motorola since January 1, 2003. Prior to that he was President and Chief Executive Officer of Motorola's Commercial, Government and Industrial Solutions Sector in Schaumburg, Illinois. Mr. Barnett was also the Senior Vice President and General Manager of Motorola's iDen Group. Mr. Barnett is on the Board of Directors of the National Association of Manufacturers, USG, Johnson Controls, and Central Vermont Public Service Corporation.

Gregory Q. Brown	Executive Vice President and Chief Executive Officer Commercial, Government and Industrial Solutions Sector
Mr. Brown was named Executive Vice President of Motorola and President and Chief Executive Officer of Motorola's Commercial Government & Industrial Solutions Sector effective January 1, 2003. Mr. Brown joined Motorola from Micromuse, Inc. where he was Chairman and Chief Executive Officer. Before joining Micromuse, Mr. Brown served as President of Ameritech Custom Business Services. For the three years prior to joining Micromuse, Mr. Brown served as President of Ameritech New Media Inc. Mr. Brown has been appointed to the Board of Directors of R.R. Donnelley & Sons Company and is also a member of the Board of Directors of the Center for Telecommunications Management.
Dennis J. Carey	Executive Vice President and President and Chief Executive Officer Integrated Electronic Systems Sector
Mr. Carey joined Motorola in November 2002 as a Motorola Executive Vice President and President and Chief Executive Officer of Motorola's Integrated Electronic Systems Sector. Mr. Carey is also the General Manager of the New Growth Platforms Group. Prior to joining Motorola, Mr. Carey was the Executive Vice President of Business Development, Strategy and Corporate Operations for the Home Depot Corporation. Mr. Carey has also served AT&T in several positions including Vice President and Chief Financial Officer for International Operations.
Eugene A. Delaney	Executive Vice President and President Global Relations and Resources Organization
Mr. Delaney is the Executive Vice President and President of Motorola's Global Relations and Resources Organization. Mr. Delaney is also President of Asia-Pacific Region for Motorola. He joined Motorola in June of 1978 as a financial analyst in the Communications Sector and moved to the cellular business in 1986 as controller of the Motorola Credit Corporation. Mr. Delaney serves on the Board of Trustees of DePaul University and was elected to the Board of Directors of Next Level Communications in 2000.

David W. Devonshire	Executive Vice President and Chief Financial Officer
Mr. Devonshire is a Motorola Executive Vice President and has served as the company's Chief Financial Officer since April 2002. Prior to joining Motorola, Mr. Devonshire served as Executive Vice President and Chief Financial Officer of the Ingersoll-Rand Company. Prior to 1998, Mr. Devonshire was a Senior Vice President and Chief Financial Officer for Owens Corning and has also served as the corporate controller for Honeywell, the Mead Corporation, and Baxter International, Inc. He began his career at KPMG. Mr. Devonshire serves on the Board of Directors of Schwan's Sales Enterprises, Inc., the Private Sector Council, and the Advisory Board to CFO Magazine.
Glenn A. Gienko	Executive Vice President and Motorola Director of Human Resources
Mr. Gienko has been the Executive Vice President since May 1996 and Director of Human Resources for Motorola since June 1995. From June 1995 to May 1996, Mr. Gienko served as the Senior Vice President in addition to his position as Director of Human Resources. Mr. Gienko has also held the positions of Corporate Vice President for Human Resources in the General Systems Sector and Vice President of Human Resources for the General Sector.
A. Peter Lawson	Executive Vice President, General Counsel and Secretary
Mr. Lawson is the Executive Vice President, General Counsel and Secretary of Motorola. In May 1998, Mr. Lawson was promoted from the position of Senior Vice President, a position which he had held since 1994. Mr. Lawson has held his current positions of General Counsel and Secretary of Motorola since November 1996. Prior to that, from November 1987 to November 1996, Mr. Lawson was Assistant General Counsel and Corporate Vice President.

Thomas J. Lynch	Executive Vice President and President Personal Communications Sector
Mr. Lynch is Executive Vice President and President and Chief Executive Officer of the Personal Communications Sector, the largest of Motorola's six major segments. Previously, Mr. Lynch was Executive Vice President and President of Motorola's Integrated Electronic Systems Sector. Prior to January 2001, Mr. Lynch was Corporate Vice President and General Manager of Motorola's Satellite and Broadcast Network Systems (SBNS) sector. Before General Instruments and Motorola merged in 2000, Mr. Lynch was a Senior Vice President and General Manager for SBNS at General Instruments and had been employed there since 1982.
Daniel M. Moloney	Executive Vice President and President Broadband Communications Sector
Mr. Moloney is an Executive Vice President of Motorola and President and Chief Executive Officer of the Broadband Communications Sector. Prior to this role, Mr. Moloney was Senior Vice President and General Manager of Motorola Broadband's IP Systems Group. Prior to the merger between Motorola and General Instruments, Mr. Moloney had been with General Instruments for nineteen years serving in various marketing, product management, and strategy positions.
Adrian R. Nemcek	Executive Vice President and President Global Telecom Solutions Sector
Mr. Nemcek is an Executive Vice President of Motorola and President and Chief Executive Officer of Motorola's Global Telecom Solutions Sector. Until September 2001 Mr. Nemcek was Senior Vice President and General Manager of Motorola's Global Telecom Solutions Sector Office of Strategy. Prior to assuming that position, Mr. Nemcek was responsible for the Wireless Infrastructure Global Sales and Market Operations group. Mr. Nemcek has been employed with Motorola since 1970 and has held a wide variety of engineering and business management positions. Mr. Nemcek also serves on the Board of Advisors for HP.

Fred (Theodore) A. Shlapak Canadian Citizenship	Executive Vice President and President Semiconductor Products Sector

Mr. Shlapak has been President of Motorola's Semiconductor Products Sector (SPS) and an Executive Vice President of Motorola since September 2000. From 1998 to 2000, Mr. Shlapak served as Assistant to the President of SPS. Mr. Shlapak has been employed with Motorola since 1970 and has worked in various positions within Motorola. He also serves on the Board of Directors for the Semiconductor Industry of America.
Leif G. Soderberg	Senior Vice President and Director Global Strategy and Corporate Development
Mr. Soderberg has been Senior Vice President and Director for Global Strategy and Corporate Development since November 2002. From April 2002 to November 2002, Mr. Soderberg was the Senior Vice President and Director of Corporate Strategy. Prior to that, Mr. Soderberg held the position of Senior Vice President and General Manager of the Strategy, Corporate Development and Industry Relations Personal Communications Sector and other similar senior-level positions within Motorola.
Padmasree Warrior	Senior Vice President and Chief Technology Officer
Ms. Warrior has been the Senior Vice President and Chief Technology Officer for Motorola since January 1, 2003. Previously, Ms. Warrior was Corporate Vice President and General Manager for Motorola's Energy Systems Group and the General Manager for Thoughtbeam, Inc., a wholly owned subsidiary of Motorola. Prior to these assignments, Ms. Warrior was Corporate Vice President and Chief Technology Officer for Motorola's Semiconductor Products Sector. Ms. Warrior has been with Motorola since 1984. Ms. Warrior also serves as an outside Director on the Board of Ferro Corporation.

DIRECTORS

Name and Citizenship	Present Principal Occupation or Employment and Five-Year Employment History
H. Laurance Fuller Primary Business Center 111 E. Earrensville Rd. Suite 257 Naperville, IL 60563	Mr. Fuller retired as Co-Chairman of Board of Directors of BP Amoco, p.l.c., an energy company, in March 2000. Prior to holding that position, he had served as Chairman and Chief Executive Officer of Amoco Corporation since 1991. He has been a Director of Motorola since 1994. He is also a director of Abbott Laboratories, J.P. Morgan Chase & Co. and Security Capital Group.
Anne P. Jones 5716 Bent Branch Road Bethesda, MD 20816
Ms. Jones is currently working as a consultant. She was a partner in the Washington, D.C. office of the Sutherland, Asbill & Brennan law firm from 1983 until 1994. Before that, she was a Commissioner of the Federal Communications Commission. She has been a Director of Motorola since 1984. She is also a director of the American Express Mutual Fund Group.
Judy C. Lewent Merck & Co., Inc. One Merck Drive Whitehouse Station, NJ 08889
Ms. Lewent has been Executive Vice President and Chief Financial Officer of Merck & Co., Inc., a pharmaceuticals company, since 1992. She has been a Director of Motorola since 1995. She is also a director of Dell Computer Corporation, Johnson & Johnson Merck Consumer Pharmaceuticals Company, the Merck/Schering-Plough Partnerships, Merial Limited, and the National Bureau of Economic Research. Ms. Lewent serves as a trustee of the Rockefeller Family Trust and is a Life Member of the Massachusetts Institute of Technology Corporation. She is a member of the Penn Medicine Executive Committee as well as the RAND Health Board of Advisors.
Dr. Walter E. Massey Morehouse College 830 Westview Dr., SW Atlanta, GA 30314
Dr. Massey has been President of Morehouse College since 1995. In 1991, he was appointed by President Bush as the Director of the National Science Foundation after which he was Provost and Senior Vice President for the University of California System. Prior to that he had been director of the Argonne National Laboratory and vice president for research at the University of Chicago. Dr. Massey has been a Director of Motorola since 1993. He is a director of BP Amoco, p.l.c., BankAmerica Corporation and McDonalds, Inc. Dr. Massey previously served as a director of Motorola from 1984 until 1991 when he accepted his appointment to the National Science Foundation.

Indra K. Nooyi PepsiCo, Inc. 700 Anderson Hill Rd. Purchase, NY 10577
Ms. Nooyi is the President and Chief Financial Officer of PepsiCo, Inc. and has served on PepsiCo's Board since May 2001. Prior to that, Ms. Nooyi had served as Senior Vice President and Chief Financial Officer since February 2001. Ms. Nooyi also served as Senior Vice President, Strategic Planning and Senior Vice President, Corporate Strategy and Development from 1994 until 2000. Prior to joining PepsiCo, Ms. Nooyi spent four years as Senior Vice President of Strategy, Planning and Strategic Marketing for Asea Brown Boveri, Inc. She was also Vice President and Director of Corporate Strategy and Planning at Motorola.
Nicholas Negroponte Massachusetts Institute of Technology Media Laboratory 20 Ames St., E15-210 Cambridge, MA 02139
Mr. Negroponte is a co-founder and director of the Massachusetts Institute of Technology Media Laboratory, an interdisciplinary, multi-million dollar research center focusing on the study and experimentation of future forms of human and machine communication. He founded MIT's pioneering Architecture Machine Group, a combination lab and think tank responsible for many radically new approaches to the human-computer interface. He joined the MIT faculty in 1966 and became a full professor in 1980. He has been a Director of Motorola since 1996.
John E. Pepper, Jr. Procter & Gamble Co. One Proctor & Gamble Plaza Cincinnati, OH 45202
Mr. Pepper is Chairman of the Board of Directors of Procter & Gamble Co., a consumer products company. He was Chairman and Chief Executive Officer of Procter & Gamble Co. from 1995 to 1999. He has been a Director of Motorola since 1994. Mr. Pepper is also a director of the Xerox Corporation.
Samuel C. Scott III CPC International, Inc. 6500 Archer Road Summit-Argo, IL 60501
Mr. Scott is Chairman and Chief Executive Officer of Corn Products International, a corn refining business. He was President of the Corn Refining Division of CPC International from 1995 through 1997, when CPC spun off Corn Products International as a separate corporation. He has been a Director of Motorola since 1993. Mr. Scott also serves on the Board of Directors of Russell Reynolds Associates, the Corn Refiners Association, Inroads/Chicago and Accion USA.

Douglas A. Warner III J.P. Morgan Chase & Co. 345 Park Avenue New York, NY 10154
Mr. Warner was Chairman of the Board and Co-Chairman of the Executive Committee of J.P. Morgan Chase & Co., an international commercial and investment banking firm from December 2000 until he retired in November 2001. From 1995 to 2000, he was Chairman of the Board, President, and Chief Executive Officer of J.P. Morgan & Co. He has been a Director of Motorola since 2002. He is also a director of Anheuser-Busch Companies, Inc. and General Electric Co. He is on the Board of Counselors of the Bechtel Group Inc. and is a member of The Business Council. He is chairman of the Board of Managers and the Board of Overseers of Memorial Sloan-Kettering Cancer Center. Mr. Warner is a trustee of the Pierpont Morgan Library and a member of the Yale Investment Committee.
B. Kenneth West Retired chairman of the Board Harris Bankcorp, Inc. 32196 North River Road Libertyville, IL 60048
Mr. West is serving as Senior Consultant for Corporate Governance to TIAA-CREF, a major pension fund company. He retired as chairman of Harris Bankcorp, Inc. in 1995 where he had been employed since 1957. He has been a Director of Motorola since 1976. He is also a director of The Pepper Companies, Inc.
Dr. John A. White University of Arkansas 425 Administration Building Fayetteville, AR 72701
Dr. White is currently Chancellor of the University of Arkansas. Dr. White served as Dean of Engineering at Georgia Institute of Technology from 1991 to early 1997, having been a member of the faculty since 1975. He has been a Director of Motorola since 1995. He is also a director of Eastman Chemical Company, J.B. Hunt Transport Services, Inc., Logility, Inc., and Russell Corporation.

SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth (i) the current ownership of Shares and (ii) the purchases of Shares, by Motorola (including their respective directors and executive officers) during the past 60 days.

Securities Ownership
Filing Person(s)(1)			Securities Transactions For Past 60 Days
	Number	Percent
Motorola Inc.(2) 1303 East Algonquin Road Schaumburg, Illinois 60196	196,008,238	89.67%	—
All Motorola directors and officers as a group	—	—	—

(1)
Information with respect to beneficial ownership is based upon information furnished by each director and officer or contained in filings made with the Securities and Exchange Commission. The stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)
Includes 40,186,630 shares of common stock which are subject to warrants currently exercisable within 60 days, 13,824,884 shares of common stock subject to Series A Convertible Preferred Stock, 51,387,000 shares of common stock subject to Series A-1 Convertible Preferred Stock, and 26,506,000 shares of common stock subject to Series A-2 Convertible Preferred Stock.

B-1

SCHEDULE C

TERMS OF SPECIFIC AGREEMENTS

        Motorola (or its affiliate General Instrument, as applicable) has entered into the following agreements with Next Level. The following summary of certain provisions of these agreements is qualified in its entirety by reference to these agreements themselves, which are filed as exhibits hereto and hereby incorporated by reference.

1.
1999 Corporate and Intercompany Agreement

        General Instrument and Next Level entered into a Corporate and Intercompany Agreement, dated November 1999 (the "Intercompany Agreement"). Under this Intercompany Agreement Next Level granted General Instrument and its affiliates a continuing option to purchase additional shares of common stock or shares of non-voting capital stock. If Next Level issues any additional equity securities, General Instrument and its affiliates may exercise this option to purchase:

  •
  shares of common stock to the extent necessary for General Instrument to maintain its then-existing percentage of the total voting power; and

  •
  shares of non-voting capital stock to the extent necessary to own 80% of any class of non-voting capital stock which may be outstanding.

        The purchase price of the shares of common stock is the fair market value of the common stock. The purchase price of non-voting capital stock will be the price at which third parties may purchase this stock. The option expires if General Instrument and its affiliates beneficially own less than 30% of Next Level's outstanding common stock.

        The Intercompany Agreement also provides that, for as long as General Instrument and its affiliates beneficially own a majority of the outstanding common stock, Next Level may not take any action which may be reasonably anticipated to result in a violation by them of:

  •
  any law or regulation, including the Internal Revenue Code or the Employee Retirement Income Security Act;

  •
  General Instrument or its affiliates' Certificates of Incorporation or bylaws;

  •
  any credit agreement or other material instrument binding upon General Instrument and its affiliates or any of their assets; or

  •
  any judgment, order or decree of any governmental authority having jurisdiction over General Instrument or its affiliates or any of their assets.

        The parties to the Intercompany Agreement will provide reasonable cooperation with respect to their tax filings and any tax audits. Under this Intercompany Agreement, Next Level has also agreed to indemnify General Instrument and its affiliates against any lawsuits or other claims arising out of any of Next Level or its predecessors' activities or omissions before and after Next Level's initial public offering.

        Next Level also appointed additional directors nominated by Motorola on January 5, 2000.

        This Intercompany Agreement also provides that Next Level will enter into a similar agreement for the benefit of any transferee or group of related transferees of General Instrument which is unaffiliated with General Instrument of more than a majority of the outstanding shares of Next Level's common stock in a single transaction or a group of related transactions.

2.
1999 Cross-License Agreement

        In November 1999, Next Level entered into a Cross-License Agreement with General Instrument (the "Cross-License Agreement"). Under this Cross-License Agreement, General Instrument granted Next Level a nonexclusive, perpetual, royalty free, worldwide license under all patent applications and patents owned by General Instrument and any future patents issued from these General Instrument patents and patent applications, to make Next Level's product or related switched digital video network equipment and software. This grant did not include patent claims covering the implementations, methods or devices primarily used or to be used by General Instrument. Also under this Cross-License Agreement, Next Level granted General Instrument and its affiliates, including Motorola, a nonexclusive, perpetual, royalty free, worldwide license under all patent applications and patents owned by Next Level and filed prior to its initial public offering and any future patents issued from these patents and patent applications to make digital cable subscriber terminals, satellite and wireless subscriber terminals, cable modems, HFC telephony and related head end, uplink, transmission or other network equipment and software. This grant did not include patent claims covering the implementations, methods or devices primarily used or to be used by Next Level. Next Level and General Instrument each also licensed to the other the right to use confidential, technical and other information in each other's possession as of the completion of Next Level's initial public offering. The Cross-License Agreement contains no right to sublicense to any third parties. The Cross-License Agreement permits General Instrument and Next Level to transfer their respective licenses pursuant to a sale of their respective businesses, a sale of an entire business unit that benefits from the license or to any of General Instrument's or Next Level's respective affiliates.

3.
November 1999 Registration Rights Agreement.

        General Instrument, Spencer Trask Investors LLC ("ST") and Next Level entered into a Registration Rights Agreement, dated November 15, 1999 (the "1999 Registration Rights Agreement"). Under the 1999 Registration Rights Agreement, Next Level granted to these stockholders and their affiliates the right to request that Next Level use its best efforts to register their Shares under federal and state securities laws so that they may sell or dispose of their Shares in accordance with these laws. As long as General Instrument and its affiliates own 30% of Next Level's outstanding common stock, they will not be limited in the number of times they may make that request. After their ownership declines below 30%, they will be able to cause Next Level to effect up to four (4) demand registrations of their Shares. Under customary "piggy-back" registration rights, General Instrument and its affiliates will also be entitled to include their 64,103,724 Shares in all registrations of common stock that Next Level makes, for a sale by Next Level or any of its stockholders, subject to customary exceptions. Next Level will pay for all out-of-pocket expenses relating to these registrations and indemnify General Instrument and its affiliates against liabilities under securities laws. General Instrument and its affiliates may generally assign these registration rights to transferees of their 64,103,724 Shares.

4.
December 2000 Tax Sharing and Allocation Agreement.

        Motorola advanced Next Level $15 million in December 2000 and $17.3 million in January 2001 pursuant to a Tax Sharing and Allocation Agreement (the "Tax Sharing and Allocation Agreement"). The amount advanced to Next Level of $32.3 million represented the estimated net present value of income tax benefits to Motorola from the inclusion of Next Level's operating losses on Motorola's consolidated tax return for the period from January 6, 2000 through May 17, 2000. If Motorola does not achieve all of the anticipated tax benefits from these operating losses by September 30, 2006, Next Level is obligated to repay the amount of any difference.

        On October 10, 2001, Next Level received a revised calculation indicating that the estimated net present value of income tax benefits received by Motorola (based on Motorola's 2000 tax return) would be only $29.3 million. Under the original Tax Sharing and Allocation Agreement, Next Level was

required to repay the $3 million difference between the $32.3 million advanced and the revised estimate by October 15, 2001.

        On October 15, 2001, Motorola permitted Next Level to treat the $3 million difference as an addition to the May 2001 Credit Agreement (as defined below) pursuant to Amendment No. 3 to the May 2001 Credit Agreement, and the obligations under the Tax Sharing and Allocation Agreement were reduced to $29.3 million.

5.
May 2001 Credit Agreement, As Amended.

        On May 16, 2001, Motorola and Next Level entered into a $60 million comprehensive financing package, with an interest rate of LIBOR plus 3.5% pursuant to a Credit Agreement dated May 16, 2001 (as amended from time to time, "May 2001 Credit Agreement"). Under the terms of the May 2001 Credit Agreement, Next Level granted Motorola Warrant Nos. 001 through 009 in the aggregate amount of 7,500,000 at an exercise price of $7.39 per share (the "May 2001 Warrants"). The May 2001 Warrants expire on May 15, 2006 and are all currently exercisable.

        Next Level drew the entire loan in May and June 2001. The loan originally was to mature on May 15, 2003, but Motorola and Next Level agreed in October 2002 to extend the term until May 15, 2006. As collateral for the loans advanced under the May 2001 Credit Agreement, Next Level pledged substantially all of its personal property assets to Motorola, including without limitation its patents and patent applications.

        The May 2001 Credit Agreement contains standard representations and warranties including representations and warranties as to corporate existence, financial condition, ongoing or potential future litigation, conflicts, authorization, taxes, subsidiaries, title to assets, capitalization, and material agreements. The May 2001 Credit Agreement contains standard covenants including financial and other reporting, maintenance of existence, compliance with laws, prohibition of fundamental changes (e.g., mergers, consolidations, and asset sales), negative pledge, limitations on indebtedness, limitations on investments, prohibition on dividends, and limitation on capital expenditures. The May 2001 Credit Agreement also includes standard events of default such as payment defaults, cross defaults, material misrepresentations, covenant breaches, insolvency defaults, and judgment defaults.

        The May 2001 Credit Agreement originally contained a net worth covenant wherein Next Level agreed not to permit its net worth at any time to fall below 60% of its net worth as of March 31, 2001, excluding the effect of any marked-to-market adjustments under FASB 115. In July 2001, Motorola and Next Level entered into Amendment No.1 to the May 2001 Credit Agreement, which amended the net worth covenant to provide that Next Level would not be in violation of such covenant as a result of its write-down of $75 million of inventory (which constituted part of the collateral for loans made under the May 2001 Credit Agreement).

        In March 2002, Motorola and Next Level entered into Amendment No. 5 to the May 2001 Credit Agreement further reducing the amount of net worth required to be maintained by Next Level. Under the net worth covenant, as amended in March 2002, Next Level agreed not to allow its net worth at any time to be less than 45% of its net worth as of March 31, 2001, excluding, without duplication, (i) the effect of any marked-to-market adjustments made under FASB 115 after such date; and (ii) the effect of any write-downs of inventory in an aggregate cumulative amount during the term of the May 2001 Credit Agreement not to exceed $75 million, and including the amount of Series A Convertible Preferred Stock of Next Level purchased by Motorola in February 2002.

        Motorola and Next Level entered into an additional $4 million loan (the "September 2001 Loan") by way of Amendment No. 2 to the May 2001 Credit Agreement. The September 2001 Loan was repaid as a result of Next Level's Mortgage of its headquarters in October 2001, as described below.

        On December 11, 2001, pursuant to Amendment No. 4 to the May 2001 Credit Agreement, Motorola and Next Level entered into an additional loan agreement whereby Motorola agreed to provide an additional $20 million of loans to Next Level (the "December 2001 Loan" or the "Convertible Promissory Note"). Under the terms of the December 2001 Loan, the loan was convertible at Motorola's option, into Shares or other securities of Next Level upon the same terms as would be offered to other investors in Next Level's next future equity financing in excess of $15 million. If Next Level did not enter into such future equity financing and either (i) Next Level delivered a notice of prepayment of the Convertible Promissory Note, or (ii) the Convertible Promissory Note would mature within thirty (30) days, then Motorola, at its option, could convert the outstanding principal and interest into Shares at a rate of $4.29 per share, subject to customary anti-dilution protection provisions. The Convertible Promissory Note could not be prepaid while there were outstanding any other loans under the May 2001 Credit Agreement. The Convertible Promissory Note was cancelled in exchange for receipt of shares of June 2002 Series A-1 Preferred pursuant to the terms of the June 2002 Securities Purchase Agreement (as described below).

        As additional consideration for entering into the Amendment No. 4 as described in the preceding paragraph, Next Level granted Motorola Warrant No. 11 to acquire 2,500,000 Shares, all with an exercise price of $4.29 per share. Warrant No. 11 is currently exercisable and expires on December 10, 2006.

        On October 22, 2002, pursuant to Amendment No. 7 to the May 2001 Credit Agreement, Motorola agreed to extend the maturity date of the May 2001 Credit Agreement from May 16, 2003 to May 16, 2006. In connection with this extension, Next Level granted to Motorola Warrant No. 12 for 3,000,000 shares all with an exercise price of $0.76 per share. Warrant No. 12 is currently exercisable and expires on October 21, 2007.

6.
May 2001 Collateral Security Agreement.

        As security for the obligations under the May 2001 Credit Agreement, Motorola and Next Level entered into a Security Agreement, dated May 16, 2001 (the "2001 Collateral Security Agreement"). Pursuant to the 2001 Collateral Security Agreement, Next Level granted Motorola a security interest in substantially all of the personal property assets of Next Level, including certain patents and patent applications. If Next Level defaults under its obligations under the May 2001 Credit Agreement, Motorola is entitled to exercise remedies with respect to the pledged assets, including those available to a secured party under the Uniform Commercial Code.

7.
May 2001 Registration Rights Agreement.

        Motorola and Next Level entered into a Registration Rights Agreement, dated May 16, 2001 ("2001 Registration Rights Agreement") granting Motorola both demand registration rights (for up to four registrations) and piggyback registration rights related to Shares obtained in connection with the May 2001 Warrants. Pursuant to the 2001 Registration Rights Agreement, Next Level agreed to use its best efforts to ensure that the conditions to the availability of Rule 144 set forth in paragraph (c) thereof shall be satisfied, and to use its reasonable efforts to cause all conditions to the availability of Form S-3 to be met as soon as practicable after the date of the 2001 Registration Rights Agreement.

        In connection with the Mortgage Guarantee, Environmental Indemnity Agreement and Warrant No. 10 discussed below, the 2001 Registration Rights Agreement was amended to provide that such agreement would cover any Shares issued pursuant to the Warrant No. 10. In connection with the Convertible Promissory Note and Warrant No. 11 discussed above, the 2001 Registration Rights Agreement was again amended to provide that any Shares issued pursuant to Warrant No. 11 or pursuant to the Convertible Promissory Note would be covered by such agreement. At the same time, the 2001 Registration Rights Agreement was also amended to increase the number of demand registration rights from four to five. In connection with the October 22, 2002 Amendment No. 7 and

Warrant No. 12 discussed above, the 2001 Registration Rights Agreement was again amended to provide that any Shares issued pursuant to Warrant No. 12 would be covered by such agreement.

8.
October 2001 Mortgage Guarantee and Environmental Indemnity Agreement.

        In October 2001, as an additional source of financing, Next Level mortgaged its headquarters building for $20 million from Northwestern Mutual Life Insurance Company (the "Mortgage Loan"). Of that $20 million loan financing, $4 million was used to repay the September 2001 Loan. As a condition to Northwestern Mutual Life Insurance Company granting the Mortgage Loan, Motorola entered into: (i) an agreement guaranteeing Next Level's $20 million Mortgage Loan (the "Guarantee"); and (ii) an Environmental Indemnity Agreement relating to real estate security.

        In exchange for Motorola entering into the Guarantee and Environmental Indemnity Agreement, Next Level granted Motorola warrants for an additional 400,000 shares of Next Level's common stock with an exercise price of $3.82 per share ("Warrant No. 10"). Warrant No. 10 is currently exercisable and expires on October 23, 2006.

9.
February 2002 Securities Purchase Agreement.

        On February 21, 2002, Motorola and Next Level entered into a Securities Purchase Agreement (the "February 2002 Securities Purchase Agreement") whereby Motorola purchased 6,912,442 shares of Series A Preferred at a per share purchase price of $4.34, for a total purchase price of approximately $30 million. Each share of Series A Preferred is initially convertible into two (2) shares of Next Level's common stock; and is entitled to cumulative dividends at an annual rate of 7.5%, payable in cash or additional shares of Series A Preferred. Holders of Series A Preferred may vote their shares together with holders of Common Stock on an as-converted to common stock basis, and certain material actions may require the consent of holders of a majority of the Series A Preferred.

        In addition, each share of Series A Preferred is entitled to a liquidation preference of $10.85 in the event of insolvency or dissolution of Next Level, in the event of certain change in control, merger or consolidation events and in the event of sales or transfers of a material portion of Next Level's assets outside the ordinary course of business.

        Lastly, holders of a majority of the Series A Preferred were able require Next Level to redeem the Series A Preferred on or after February 19, 2007. The per share redemption price of the Series A Preferred was $5.21. On December 18, 2002 Next Level amended the terms of the outstanding Series A Preferred as discussed below. As a result of the amendment the majority holders of the Series A Preferred may no longer call for redemption of the Series A Preferred and the events under which a Series A Preferred holder is entitled to a liquidation preference have been amended.

        In connection with the issuance of the Series A Preferred, Next Level granted Motorola: (i) a warrant ("Warrant No. Series A 001") to purchase 3,456,221 shares of Next Level's common stock which is currently exercisable with an exercise price of $2.17 per share and expiring on February 19, 2007; and (ii) a warrant ("Warrant No. Series A 002") to purchase 3,456,221 shares of Next Level's common stock which is currently exercisable with an exercise price of $2.60 per share and expiring on February 19, 2007.

10.
February 2002 Registration Rights Agreement.

        In connection with the February 2002 Securities Purchase Agreement, Warrant No. Series A 001 and Warrant No. Series A 002 discussed above, Next Level entered into a Registration Rights Agreement ("February 2002 Registration Rights Agreement"). Pursuant to the February 2002 Registration Rights Agreement, Next Level granted Motorola both demand registration rights (for up to four registrations) and piggyback registration rights related to Shares obtained in connection with the Series A Preferred stock or Warrants No. Series A 001 and A 002. Next Level further agreed to use its best efforts to ensure that the conditions to the availability of Rule 144 set forth in paragraph (c)

thereof shall be satisfied, and to use its reasonable efforts to cause all conditions to the availability of Form S-3 to be met as soon as practicable after the date of the February 2002 Registration Rights Agreement. The February 2002 Registration Rights Agreement was amended as of April 22, 2002 to confirm that the warrants issued as consideration for the Letter of Certification to Nasdaq, as described below, were entitled to the benefits of the February 2002 Registration Rights Agreement.

11.
March 2002 Financing Commitment Letter.

        Motorola extended Next Level a $35 million financing commitment (the "March 2002 Financing Facility") pursuant to a Commitment Letter dated March 29, 2002 (the "March 2002 Commitment Letter"). The March 2002 Commitment Letter provided that Motorola had the option at the time of any drawdown thereunder by Next Level of the March 2002 Financing Facility to either treat such drawdown as (a) an increase in the aggregate principle amount of convertible secured debt owed by Next Level to Motorola under the Convertible Promissory Note, or (b) as an additional preferred stock investment with terms (other than price) substantially identical to those contained in the February 2002 Securities Purchase Agreement. In either instance, Next Level would grant Motorola warrant coverage (the "March 2002 Warrants") consistent in amount with that given in connection with either the Convertible Promissory Note or the February 2002 Securities Purchase Agreement. The pricing of any preferred stock investment or of any of the March 2002 Warrants would be the lower of the average of the closing prices of Next Level's Shares for either (a) the five (5) days prior to March 29, 2002, or (ii) five (5) days prior to the particular drawdown by Next Level.

        Next Level drew down (i) $13 million and (ii) $10 million, respectively, under the March 2002 Financing Facility for shares of the Series A-1 Preferred pursuant to the terms of the June 2002 Securities Purchase Agreement and the September 2002 Securities Purchase Agreement, respectively, as described below. Next Level drew down the remaining $12 million under the March 2002 Financing Facility on December 18, 2002 for shares of Series A-2 Convertible Preferred Stock of Next Level pursuant to the terms of the December 2002 Securities Purchase Agreement as described below. The Convertible Promissory Note was cancelled on June 25, 2002 as discussed below. As a result of that cancellation, after June 25, 2002 Motorola no longer had the option to treat a drawdown under the March 2002 Financing Facility as described in (a) above.

12.
April 2002 Letter of Certification to Nasdaq

        At the request of Next Level, Motorola provided a letter of certification to Nasdaq dated April 22, 2002 (the "April 2002 Letter of Certification") wherein Motorola agreed that, within ten (10) days of the execution of such letter, Motorola would execute and deliver to Next Level a waiver in which it would, in its capacity as holder of Next Level's Series A Preferred, agree through November 1, 2002: (i) to waive its right of redemption under Section B(2) of the Certificate of Designation of Next Level's Series A Preferred in the event of a change of control or sale of a material portion of Next Level's assets; and (ii) not to transfer the Series A Preferred unless the transferee agrees in writing to be bound by the foregoing waiver. Pursuant to the terms of the September 2002 Securities Purchase Agreement (as described below) this waiver was extended to April 1, 2003. However, the terms of the December 2002 Securities Purchase Agreement (as described below), which amended the terms of the Series A Preferred as of December 18, 2002 (as also described below), supercedes this waiver. As a result this waiver is no longer in effect.

        In addition, in the April 2002 Letter of Certification, Motorola also agreed that it would undertake that to the extent necessary for Next Level to achieve compliance with all current Nasdaq National Market listing requirements (including, when applicable, the stockholders' equity requirement) by June 30, 2002 and for the remainder of fiscal year 2002, it would: (a) modify all or a portion of its March 2002 Financing Facility by amending the terms of the March 2002 Financing Facility such that any draws by Next Level under the March 2002 Financing Facility would be in exchange for the issuance of Series A Preferred subject to the waiver of the change of control redemption right described above; (b) if the modification to the March 2002 Financing Facility contemplated by clause (a) was not sufficient for Next Level to maintain compliance with the listing requirements, convert up to $6 million of Next Level's existing indebtedness to Motorola into equity such that the converted indebtedness would be classified as equity on Next Level's balance sheet on a going forward basis; and (c) if necessary to comply with the Nasdaq National Market's stockholders' equity requirement once it became mandatory in the fourth quarter of 2002, further amend the terms of the Series A Preferred such that it would be classified as equity on Next Level's balance sheet on a going forward basis for purposes of the stockholders' equity listing requirement. The April 2002 Letter of Certification also provided that the foregoing would not limit the ability of Motorola and Next Level to cause Next Level to achieve and maintain compliance with all Nasdaq National Market listing requirements pursuant to reverse stock splits or other restructuring of Series A Preferred or indebtedness of Next Level to Motorola in a manner so that such preferred stock or indebtedness would be classified as equity on Next Level's balance sheet. Motorola has taken the necessary actions as agreed to in the April 2002 Letter of Certification.

        As consideration for the April 2002 Letter of Certification to Nasdaq, Next Level issued to Motorola the following warrants, exercisable five (5) years from the date of the Nasdaq letter all with an exercise price of $2.00 per share and expiring on April 22, 2012: (i) 100,000 warrants for the April 2002 Letter of Certification and the overall contingent re-structuring; and (ii) 300,000 warrants for the waiver of the redemption in the event of a change of control relating to the $30 million Series A, (collectively, the "A 003 Warrant").

13.
June 2002 Securities Purchase Agreement.

        Motorola and Next Level entered into a Securities Purchase Agreement dated June 25, 2002 (the "June 2002 Securities Purchase Agreement"), whereby Motorola purchased 277,311 shares of the June 2002 Series A-1 Preferred at a per share purchase price of $119.00, for a total purchase price of approximately $33 million. The total purchase price consisted of (i) the cancellation of the $20 million under the Convertible Promissory Note; and (ii) cash in the amount of $13 million representing a drawdown on the March 2002 Financing Facility. Each share of June 2002 Series A-1 Preferred is initially convertible into 100 shares of Next Level's common stock and is entitled to cumulative dividends at an annual rate of 7.5%, payable in cash or additional shares of June 2002 Series A-1 Preferred. Holders of Series A-1 Preferred may vote their shares together with holders of Common Stock on an as-converted to common stock basis, and certain material actions require the consent of holders of a majority of the Series A-1 Preferred.

        In addition, each share of June 2002 Series A-1 Preferred is entitled to a liquidation preference of $297.50 per share in the event of insolvency or dissolution of Next Level, in the event of certain change in control, merger or consolidation events and in the event of sales or transfers of a material portion of Next Level's assets outside the ordinary course of business. Motorola had waived its right to receive the liquidation preference in the event of a change of control or sale of a material portion of Next Level's assets if such event occurred prior to April 1, 2003. Pursuant to the December 2002 Securities Purchase Agreement (as described below), the amendment of the terms of the Series A-1 Preferred on December 18, 2002 (as described below) supercedes this waiver. As a result this waiver is no longer in effect.

        Lastly, holders of a majority of the Series A-1 Preferred were able to require Next Level to redeem the Series A-1 Preferred on or after June 25, 2007. The per share redemption price of the June 2002 Series A-1 Preferred was $142.80. On December 18, 2002 Next Level amended the terms of the outstanding Series A-1 Preferred as discussed below. As a result of the amendment, the majority holders of the Series A-1 Preferred may no longer call for redemption of the Series A-1 Preferred and the events under which a Series A-1 holder is entitled to a liquidation preference have been amended.

        On June 25, 2002, in connection with the issuance of the June 2002 Series A-1 Preferred, Next Level granted Motorola: (i) a warrant ("Warrant No. Series A-1 002") to purchase 6,008,403 shares of Next Level's common stock which is currently exercisable with an exercise price of $1.19 per share and expiring on June 24, 2007; and (ii) a warrant ("Warrant No. Series A-1 001") to purchase 330,000 shares of Next Level's common stock which is exercisable after June 25, 2007 with an exercise price of $2.00 per share expiring on June 24, 2012.

14.
June 2002 Registration Rights Agreement.

        In connection with the June 2002 Securities Purchase Agreement, Warrant No. Series A1 001 and Warrant No. Series A-1 002 discussed above, Next Level also entered into a Registration Rights Agreement (the "June 2002 Registration Rights Agreement") pursuant to which Next Level granted Motorola both demand registration rights (for up to four (4) registrations) and piggyback registration rights related to Shares obtained in connection with the Series A-1 Preferred stock or Warrants Nos. Series A 001 and Series A 002. Next Level further agreed to use its best efforts to ensure that the conditions to the availability of Rule 144 set forth in paragraph (c) thereof shall be satisfied, and to use its reasonable efforts to cause all conditions to the availability of Form S-3 to be met as soon as practicable after the date of the June 2002 Registration Rights Agreement. In connection with the September 2002 Securities Purchase Agreement (described below), the June 2002 Registration Rights Agreement was amended to provide that any Shares issued pursuant to September 2002 Securities Purchase Agreement or pursuant to Warrant No. Series A-1 003 and Warrant No. Series A-1 004 (as described below) would be covered by such agreement. In connection with the December 2002 Securities Purchase Agreement (described below), the June 2002 Registration Rights Agreement was amended to provide that any Shares issued pursuant to December 2002 Securities Purchase Agreement or pursuant to Warrant No. A-2 001 and Warrant No. A-2 002 would be covered by such agreement.

15.
September 2002 Securities Purchase Agreement.

        Motorola and Next Level entered into a Securities Purchase Agreement, dated September 26, 2002 (the "September 2002 Securities Purchase Agreement") whereby Motorola purchased 236,559 shares of the September 2002 Series A-1 Preferred at a per share purchase price of $93.00, for a total purchase price of approximately $22 million. The total purchase price consisted of (i) the cancellation of $12 million under the May 2001 Credit Agreement; and (ii) cash in the amount of $10 million representing a drawdown on the March 2002 Financing Facility. Each share of September 2002 Series A-1 Preferred is initially convertible into 100 shares of Next Level's common stock and is entitled to cumulative dividends at an annual rate of 7.5%, payable in cash or additional shares of September 2002 Series A-1 Preferred. Holders of Series A-1 Preferred may vote their shares together with holders of Common Stock on an as-converted to common stock basis, and certain material actions require the consent of holders of a majority of Series A-1 Preferred.

        In addition, each share of the September 2002 Series A-1 is entitled to a liquidation preference of $232.50 per share in the event of insolvency or dissolution of Next Level, in the event of certain change in control, merger or consolidation events and in the event of sales or transfers of a material portion of Next Level's assets outside the ordinary course of business. Motorola had waived its right to receive the liquidation preference in the event of a change of control or sale of a material portion of Next Level's assets if such event occurred prior to April 1, 2003. Pursuant to the terms of the December 2002 Securities Purchase Agreement (as described below), the amendment of the terms of the Series A-1 Preferred on December 18, 2002 supercedes this waiver. As a result this waiver is no longer in effect.

        Lastly, holders of a majority of Series A-1 Preferred were able to require Next Level to redeem the Series A-1 Preferred on or after June 25, 2007. The per share redemption price of the September 2002 Series A-1 Preferred was $111.60. On December 18, 2002 Next Level amended the terms of the outstanding Series A-1 Preferred as discussed below. As a result of the amendment the majority holders of the Series A-1 Preferred may no longer call for redemption of the Series A-1

Preferred and the events under which a Series A-1 holder is entitled to a liquidation preference have been amended.

        On September 26, 2002, in connection with the issuance of the September 2002 Series A-1 Preferred, Next Level granted Motorola (i) a warrant ("Warrant No. Series A-1 003") to purchase 220,000 shares of Next Level's common stock which is exercisable after September 26, 2007 with an exercise price of $2.00 per share; and (ii) a warrant ("Warrant No. Series A-1 004") to purchase 5,913,978 shares of Next Level's common stock which is currently exercisable with an exercise price of $0.93 per share. The warrants expire on September 25, 2012 and September 25, 2007, respectively.

16.
December 2002 Securities Purchase Agreement.

        Motorola and Next Level entered into a Securities Purchase Agreement, dated December 18, 2002 (the "December 2002 Securities Purchase Agreement") whereby Motorola purchased 26,506 shares of the December 2002 Series A-2 Preferred at a per share purchase price of $830.00, for a total purchase price of approximately $22 million. The total purchase price consisted of (i) the cancellation of $10 million under the May 2001 Credit Agreement, and (ii) cash in the amount of $12 million representing a drawdown on the March 2002 Financing Facility. Each share of December 2002 Series A-2 Preferred is initially convertible into 1,000 shares of Next Level's common stock; is entitled to cumulative dividends at an annual rate of 7.5%, payable in cash or additional shares of December 2002 Series A-2 Preferred. Holders of Series A-2 Preferred may vote their shares together with holders of Common Stock on an as-converted to common stock basis, and certain material actions require the consent of holders of a majority of Series A-2 Preferred.

        In addition, each share of Series A-2 Preferred is entitled to a liquidation preference of $2,075 per share in the event of insolvency or dissolution of Next Level, in the event of certain change in control, merger or consolidation events and in the event of sales or transfers of a material portion of Next Level's assets outside the ordinary course of business.

        In connection with the issuance of the December 2002 Series A-2 Preferred, Next Level granted Motorola (i) a warrant ("Warrant No. Series A-2 001") to purchase 220,000 shares of Next Level's common stock which is exercisable after December 18, 2007 with an exercise price of $2.00 per share and expiring on December 17, 2012; and (ii) a warrant ("Warrant No. Series A-2 002") to purchase 7,951,807 shares of Next Level's common stock which is currently exercisable with an exercise price of $0.83 per share and expiring on December 17, 2002.

17.
December 2002 Amendment to Preferred Stock Terms.

        Also on December 18, 2002, Next Level amended the terms of its outstanding Series A Preferred and Series A-1 Preferred to: (i) remove the provision allowing for redemption at the option of the holder after February 19, 2007 in the case of the Series A Preferred and after June 25, 2007 in the case of the Series A-1 Preferred; and (ii) amend the events under which a holder of the Series A Preferred or Series A-1 Preferred is entitled to a liquidation preference. As amended, the Series A Preferred and Series A-1 Preferred contain substantially identical terms as the Series A-2 Preferred. Motorola consented to these amendments in order to support Next Level's qualification for continued listing on the Nasdaq National Market System and in particular the $10 million stockholders' equity requirement.

SCHEDULE D

SECTION 262 OF DELAWARE GENERAL CORPORATION LAW

§ 262 Appraisal Rights.

        (a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)  Appraisal rights shall be perfected as follows:

          (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SCHEDULE E

NEXT LEVEL PROJECTIONS

August 2002 Next Level Projections:

	2003 Baseline Plan ($ in Millions)
P&L Highlights
	Q1	Q2	Q3	Q4	ANN	RISK	UPSIDE(2)
Revenue	25	31	35	33	125	85	223
Gross Margin	5	7	8	8	28	17	54
Gross Margin %	22%	22%	22%	24%	23%	20%	24%
Operating Expenses	15	15	15	15	59	59	63

Operating Income (Loss)(1)	(9)	(8)	(7)	(7)	(31)	(41)	(9)
MOT Interest Expense	2	2	2	2	7	7	7
Net Income (Loss)	(12)	(10)	(9)	(9)	(40)	(50)	(18)
Cash Flow/Funding
Cash Flow From Operations	(8)	(9)	(3)	(4)	(23)	(34)	(17)
Cash Debt Repayments	(10)	—	—	—	(10)	(10)	(10)
Additional '03 Financing	20	10	—	5	35	45	30

(1)
After Motorola interest expense elimination, net impact of NLC on Motorola results is Operating Income.

(2)
With upside in 2003, NLC is operating income break even and cash flow from operations positive in Q4.

E-1

December 2002 Next Level Projections:

2003 Funding Requirements: Going Concern ($ in Millions)

	Q1-03	Q2-03	Q3-03	Q4-03
Beginning Cash Balance	29.4	21.5	20.0	20.8
Operating Cash Flow
Base—$125M 2003 Revenue	(13.9)	(6.4)	(4.0)	(2.0)
Low—$55M 2003 Revenue	(12.0)	(6.9)	(7.4)	(10.2)
High—$225M 2003 Revenue	(16.7)	(7.2)	(0.5)	2.7
Financing/Investing	6.0	4.9	4.8	(0.1)
MOT	—	—	—	—
Samnina/SCI	(8.7)	—	—	—
Other	(0.3)	(0.1)	(0.2)	(0.1)
New Requirement	15.0	5.0	5.0	—
Ending Cash Balance
Base—$125M 2003 Revenue	21.5	20.0	20.8	18.7
Low—$55M 2003 Revenue	—	—	—	9.0
High—$225 2003 Revenue	—	—	—	23.0

Assumptions/Comments

1.
Additional financing requirement approximately $25 million.

2.
2003 Operating Cash Flow Sensitivity:

	2003	F/Unfav
Base	(26.3)	n/a
Low	(36.5)	(10.2	)(a)
High	(21.7)	4.6	(b)

  (a)
  Unfavorable operating cash flow of $10.2M principally due to lower earnings of $12.2M partially offset by a reduction in working capital requirements.

  (b)
  High scenario of $225M generates additional income of $28.7M. This is offset to a great deal by an increase in working capital requirements of approximately $26M (A/R, BSAM inventory).

3.
Period expense in the low 2003 revenue projection of $55M assumes a reduction of $5M compared to current spending levels.

E-2

The Depositary for the Offer is:

MELLON INVESTOR SERVICES LLC

By Mail:	By Hand:	By Overnight, Certified or Express Mail Delivery:
P.O. Box 3301 South Hackensack NJ 07606 Attn: Reorganization Dept.	120 Broadway—13th Floor New York, NY 10271 Attn: Window Facility	85 Challenger Road Mail Stop—REORG Ridgefield Park, NJ 07660
By Facsimile:	Confirm Facsimile by Telephone:
(201) 296-4293 (For Eligible Institutions Only)	(201) 296-4860 (For Confirmation Only)

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Motorola's expense. You may also contact the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
 All Others Call Toll-Free (866) 203-9357

The Dealer Manager for the Offer is:

J.P. Morgan Securities Inc.

277 Park Avenue
New York, New York 10172
(212) 622-2624 (CALL COLLECT)
(866) 266-0777 (CALL TOLL-FREE)

QuickLinks

OFFER TO PURCHASE FOR CASH ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF NEXT LEVEL COMMUNICATIONS, INC. NOT OWNED BY MOTOROLA, INC. OR ITS SUBSIDIARIES AT $1.04 NET PER SHARE BY MOTOROLA, INC.
  SUMMARY TERM SHEET
  QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER
TABLE OF CONTENTS
  INTRODUCTION
  SPECIAL FACTORS
  THE TENDER OFFER
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF MOTOROLA, INC.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
TERMS OF SPECIFIC AGREEMENTS
SECTION 262 OF DELAWARE GENERAL CORPORATION LAW
NEXT LEVEL PROJECTIONS